EXHIBIT 10.4

ASSET PURCHASE AGREEMENT
by and between
Priority Boom, LLC, as Buyer,
Priority Payment Systems, LLC (solely with respect to Section 8.12(a))
Eventus Holdings, LLC, Riverside Management, LLC, and National Payment Systems, LLC, as Sellers,
the Principal Guarantors (solely with respect to Section 8.12(b)),
Sabin Burrell and John Hynes, as Principals, and
John Hynes, as Seller Representative

TABLE OF CONTENTS

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Exhibits:
Exhibit A: Definitions
Exhibit B: Amended Schedule A
Exhibit C: Ownership Percentages
Exhibit D: Litigation Matters
Exhibit E: Pending Matter 3
Annex A: EBITDA Methodology
Annex B: Indemnification Matters
2

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of August 18, 2025, by and between Priority Boom, LLC, a Delaware limited liability company (“Buyer”) and Priority Payment Systems, LLC, a Georgia limited liability company and the sole member of Buyer (solely with respect to Section 8.12(a)) (“PPS”), on the one hand, and Eventus Holdings, LLC, a Delaware limited liability company (“Eventus Holdings”), Riverside Management, LLC, a Delaware limited liability company (“Riverside”), and National Payment Systems, LLC, a Wyoming limited liability company (“NPS” and, together with Eventus and Riverside, each a “Seller” and collectively the “Sellers”), Sabin Burrell, a resident of the State of Nevada (“Burrell”), and John Hynes, a resident of the State of California (“Hynes” and Burrell, each a “Principal” and together the “Principals”), Envisage Holdings, LLC, a Delaware limited liability company (“Envisage”), CDM Holding Group, LLC, a Delaware limited liability company (“CDM”), and BSquare Holdings, LLC, a Nevada limited liability company (“BSquare”), Black Dog Management LLC, an Arizona limited liability company (“Black Dog” and, together with Envisage, CDM, and BSquare, the “Principal Guarantors”, each of which is wholly owned and controlled, directly or indirectly, by Burrell) (solely with respect to Section 8.12(b), and John Hynes, in the capacity of representative of Sellers and Principals (the “Seller Representative” and, together with Buyer, PPS, Seller, Principals, and the Principal Guarantors, each a “Party” and collectively the “Parties”), on the other hand.
WHEREAS, Sellers and Principals are engaged in the business of, among other things, (a) marketing and selling to third-party merchants credit and debit card processing and automated clearing house (“ACH”) processing services, including payment authorizations, clearing and settlement for credit, debit and ACH transactions, provided by various payment processors (collectively, the “Processors”), and (b) providing certain other services to merchants related to the processing of credit and debit card and ACH transactions, including POS systems and payment gateways (the “Ancillary Services” and, together with all related activities of Sellers and their Affiliates, except in each case for such activities primarily related to the operation of the Excluded Assets listed on Section 1.3(k) of the Seller Disclosure Letter provided that such activities are performed in accordance with Section 6.2(a), the “Business”);
WHEREAS, prior to entering into this Agreement, each of the Principal Guarantors transferred certain Purchased Assets, free and clear of any Liens (other than Permitted Liens), to Eventus Holdings pursuant to that certain Asset Purchase Agreement dated as of August 11, 2025 between each such Principal Guarantor and Eventus Holdings, including, specifically, Envisage, CDM, BSquare, and Black Dog transferring the Purchased Assets set forth on Schedule 1 to such agreement (such transfers, collectively, the “Principal Guarantor Transfers”);
WHEREAS, Sellers wish to sell, and Buyer wishes to purchase, all of Sellers’ right, title, and interest in and to the Purchased Assets, but specifically excluding the Excluded Assets, on and subject to the terms and conditions of this Agreement;
WHEREAS, Principals, collectively and either directly or indirectly, own all of the issued and outstanding equity interests of Sellers and, as a result, will derive substantial benefit from the Transactions; and
WHEREAS, PPS is the sole member (and owner of all equity interests) of Buyer, benefits from the transactions contemplated hereby, and is willing to provide the guaranty of Buyer’s obligations in the transactions as set forth in Section 8.12(a).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements, and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:
Article 1
TERMS OF PURCHASE, SALE AND ASSIGNMENT
Section 1.1Purchase and Sale. Subject to the terms and conditions of this Agreement, and except as otherwise specifically provided in this Article 1: (a) each Seller, in consideration for the Purchase Price and the assumption of the Assumed Liabilities by Buyer, hereby grants, sells, assigns, transfers, and delivers to Buyer all right, title, and interest of such Seller in and to the Purchased Assets, free and clear of all Liens (other than Permitted Liens), and (b) Buyer hereby purchases and acquires from each Seller all right, title, and interest of such Seller in and to the Purchased Assets and hereby assumes the Assumed Liabilities.
Section 1.2Purchased Assets. The “Purchased Assets” consist of all of each Seller’s right, title and interest in and to the assets, properties, claims, Contracts, rights, and goodwill (of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued, contingent, or otherwise, wherever situated) used in connection with the Business as of the Closing (or, as noted below, the Effective Time), other than the Excluded Assets, including:
(a)the Revenue Agreements, including all residual payments, residual payment rights, earned residuals, future residuals, direct revenue, instruments, and documents related to or arising from the Revenue Agreements and attributable to transactions having an acquirer’s processing date as specified in the Visa rules, or a comparable date with respect to any other card association, which for the sake of clarity means the date on which the transaction was processed (each a “Processing Date”) on and after the Effective Time, in each case net of all recurring fees and expenses to Buyer or any other Person related to such payments or rights to payments thereunder (the “Residuals”), whether now existing or hereafter arising, which Revenue Agreements, along with the Residuals applicable to each, are set forth on Section 1.2(a) to the Seller Disclosure Letter;
(b)all customer or Merchant reserves and reserve accounts relating to the Revenue Agreements (the “Merchant Reserves”);
(c) (i) all inventory, accounts receivable, and other receivables arising from the operation of the Business and accruing on and after the Effective Time; (ii) all equipment, furniture, fixtures, office furnishings, and supplies, computer hardware and, to the extent owned by any Seller, computer software, computer software programs and software systems used in, or related to, the operation of the Business, including all underlying databases, compilations, tool sets, compilers, modules, libraries, files, or other components, higher level of “proprietary” languages, source code, object code, and related data, records, documentation, specifications, manuals, user guides, and related documentation (such items collectively referred to as “Software”); and (iii) all telephones, telephone numbers, e-mail addresses, and other property used in, or related to, the operation of the Business (excluding any such items specifically identified in Section 1.3(g) as an Excluded Asset);
(d)the service Contracts with respect to equipment and other ancillary Contracts generating revenue for the Business or relating to the operation of the Business or the Purchased Assets (with such revenue attributable to transactions occurring on and after the Effective Time), each of which is set forth on Section 1.2(d) to the Seller Disclosure Letter (the “Ancillary Contracts” and together with the Revenue Agreements, the “Assumed Contracts”);
(e)the documents, files, books, lists, records, and correspondence, whether written or electronically stored, or copies thereof, relating to the Purchased Assets or the operation of the Business, provided that Sellers may retain a copy of any such documents to the extent reasonably necessary to comply with legal, regulatory Tax, or accounting obligations (including under any applicable Laws and Rules) and in connection with asserting or defending its legal rights hereunder;
(f)to the extent assignable or otherwise transferable, all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities, and similar rights in favor of the Business (specifically excluding all guarantees, warranties, representations, covenants, indemnities, and similar rights related to Excluded Assets or made by Buyer in favor of any Seller under this Agreement);
(g)all other tangible and intangible assets, properties, and rights of any kind or description, wherever located, that are used or held for use in connection with the Business, including all Intellectual Property listed on Section 1.2(g) to the Seller Disclosure Letter;
(h)all lists of Merchants (actual and prospective), customers (actual and prospective), vendors, and service providers, all applications and other documents submitted by any of the foregoing, and all draft agreements and other documents being negotiated with any of the foregoing as of the Closing, whether written or electronically stored, or copies thereof, relating to the Purchased Assets or the operation of the Business;
(i)all formulae, algorithms, work product of research and development, technical data, technical or business specifications, business processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), works of authorship and other similar materials, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein relating to the Business;
(j)the Ancillary Services Fees owed to any Seller, whether now existing or hereafter arising, related to, or arising from the operation of the Business and accruing on or after the Effective Time;
(k)the trademarks, trade names, and service marks set forth in Section 1.2(k) to the Seller Disclosure Letter;
(l)all rights of any Seller under nondisclosure or confidentiality, non-competition, or non-solicitation Contracts with current and former employees (including those included in any employment Contract with Seller), consultants, and agents of such Seller or with third parties, in each case, to the extent relating to the Business or the Purchased Assets (or any portion thereof), but in each case excluding for the avoidance of doubt, any such Contracts with potential purchasers of the assets or equity interests of any Seller (the “Excluded NDAs”); and
(m)all goodwill and going concern value of each Seller relating to the Business.
Section 1.3Excluded Assets. Subject to the terms of this Agreement, each Seller will retain and shall not sell or transfer to Buyer, and Buyer will not purchase or acquire, any asset of such Seller described or set forth below in this Section 1.3 (collectively, the “Excluded Assets”):
(a)such Seller’s organizational documents, qualifications to conduct business, taxpayer and other identification numbers, seals, minute books, stock transfer books, financial records, and other records relating to the corporate organization of such Seller;
(b)all cash and cash equivalents, other than the Merchant Reserves, on hand in such Seller’s bank accounts as of the Closing, and such bank accounts;
(c)all insurance policies owned by or maintained for the benefit of such Seller or any Principal and all rights to insurance proceeds and claims pursuant to such policies;
(d)all causes of action, lawsuits, judgments, claims, and demands of any nature available to or being pursued by any Seller, whether arising by way of counterclaim or otherwise,

to the extent (1) related to any Excluded Assets or Excluded Liabilities (including in respect of any pre-Closing operation of the Business by Sellers, or any pre-Closing rights or obligations of any Seller or counterparty under any Assumed Contract) or (2) set forth on Section 1.3(d) to the Seller Disclosure Letter;
(e)all Benefit Plans and assets and rights related thereto;
(f)except, for the avoidance of doubt, for Subagent Relationships, all employment Contracts to which such Seller is a party;
(g)the mobile telephones and associated telephone numbers, e-mail addresses, and other assets listed as Excluded Assets on Section 1.3(g) to the Seller Disclosure Letter;
(h)all rights and obligations of such Seller under this Agreement and the other documents executed and delivered in connection with this Agreement (including the Seller Transaction Documents, and such Seller’s right to the Purchase Price);
(i)such Seller’s right, title, and interest in and to any real property (whether owned or leased);
(j)all Residuals and Ancillary Services Fees related to or arising from the operation of the Business and attributable to transactions having a Processing Date prior to the Effective Time, and all other revenue of Sellers or for the Business to the extent from the operation of the Business or the Purchased Assets prior to the Closing;
(k)all Residuals, Ancillary Service Fees and other revenue and rights related to or arising from the Contracts and merchant portfolios listed as Excluded Assets on Section 1.3(k) to the Seller Disclosure Letter;
(l)all licenses, permits, certificates, and other authorizations and approvals related to the Purchased Assets or the Business and issued by or obtained from a Governmental Authority;
(m)all Excluded NDAs and all attorney-client privileged communications and attorney work product arising from Heath Steinbeck LLP’s representation of Sellers and Principals in connection with the negotiation, execution and delivery of this Agreement prior to Closing;
(n)all claims for refund of Taxes, estimated taxes, tax pre-payments, and tax deposits or any tax credits; and
(o)the agreements effecting the Principal Guarantor Transfers as described on Section 1.3(o) of the Seller Disclosure Letter.
Section 1.4Assumed Liabilities. At the Closing, each Seller will assign to Buyer, and Buyer will assume from each Seller, only those Liabilities of such Seller (a) under the Assumed Contracts (other than Revenue Agreements) solely to the extent arising after the Closing, (b) under the Revenue Agreements solely to the extent arising after the Effective Time, including in each case of the foregoing clauses (a) and (b) up to $2,254,000 (unless hereafter otherwise agreed to by Buyer) of any remaining earnout and purchase price payments related to the Acquired Portfolio and arising directly from the terms of any Contract that is a Purchased Asset listed on Section 1.4 of the Seller Disclosure Letter so long as such Liabilities in the foregoing clauses (a) and (b) do not arise from the failure to perform, improper performance, or other breach, default, or violation by any Seller or Principal on or prior to the Closing, and (c) any Liabilities of Sellers with respect to Taxes that are allocated to Buyer pursuant to Section 6.6 hereof (collectively, the “Assumed Liabilities”).

Section 1.5Excluded Liabilities. Other than the Assumed Liabilities, Buyer will not assume any Liabilities of any Seller or to which the Purchased Assets are subject (collectively, the “Excluded Liabilities”) whether under this Agreement or any other Transaction Document. The Excluded Liabilities will remain the sole responsibility of and retained by the Sellers, and the Excluded Liabilities will be paid, performed, and discharged solely by Sellers (or any of their Affiliates on behalf of the Sellers). Without limiting the foregoing, the Excluded Liabilities include all of the following:
(a)any Liability of any Seller for or relating to Indebtedness;
(b)any Liability of any Seller or Principal for (i) Taxes for or relating to the Business, the Purchased Assets, or the Assumed Liabilities, in each case, for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of any Seller or any of their respective equity holders (other than Taxes for which Buyer is responsible pursuant to this Agreement) for any taxable period;
(c)any Liability of any Seller arising as a result of or out of any claim, legal, or equitable Proceeding pertaining to or relating in any way to the Business or the Purchased Assets occurring on or before the Closing;
(d)any Liability of any Seller incurred in connection with the making or performance of this Agreement or any other Transaction Document or the consummation of the Transaction, including any broker’s fees and legal fees;
(e)any Liability of any Seller arising out of or resulting from non-compliance with any Law or Order occurring on or before the Closing;
(f)any Liability of any Seller or any Person that together with any Seller would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”) arising out of any Benefit Plan or any Liability with respect to any such plan of such Seller or the termination of any such plan;
(g)any Liability of any Seller to pay wages, commissions, including any unpaid Residuals-related commissions, bonuses, severance, vacation pay, or any other amounts (e.g., management fees) due as a result of or arising from a change of control or asset sale involving such Seller (or any of its Affiliates), any termination of employment or any employment agreement as a result of, or in connection with, the Closing of the Transactions;
(h)any Liability to the extent related to or arising from the Excluded Assets; and
(i)any other pre-Closing Liability relating to the Business or the Purchased Assets, other than any Liabilities expressly described as an Assumed Liability within the definition thereof.
Article 2
PURCHASE PRICE
Section 2.1Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations, warranties and covenants of Sellers and Principals set forth herein, and as consideration for the purchase and sale of the Purchased Assets, Buyer shall pay to Sellers a total purchase price (the “Purchase Price”) consisting of (a) a base cash price of $73,463,197.00 (the “Base Cash Price”), payable in accordance with Section 2.2, (b) $12,770,216.00 in shares of Parent Stock, issuable in accordance with Section 2.3, and (c) the Earnout Payments and Incentive Payments payable (in each case, if earned) in accordance with Section 2.4.
Section 2.2Base Cash Consideration. At the Closing, and subject to the conditions set forth in this Agreement, the Base Cash Price shall be paid as follows:

(a)To pay all Outstanding Transaction Expenses on behalf of Sellers and Principals;
(b)To pay all Closing Indebtedness on behalf of each Seller, with such payment being made to the holders of such Indebtedness pursuant to payoff letters in form and substance acceptable to Buyer (“Payoff Letters”);
(c)Buyer will deposit the Escrow Amount with the Escrow Agent into the Escrow Account as provided in Section 2.6;
(d)Buyer shall retain the Holdback Amount, subject to the requirements of Section 2.6(d); and
(e)An aggregate amount to Seller Representative (for distribution to Sellers), by wire transfer of immediately available funds to such account or accounts designated in writing by Seller Representative, equal to the sum of (i) the Base Purchase Price, minus (ii) Outstanding Transaction Expenses, minus (iii) the Closing Indebtedness, minus (iv) the Escrow Amount, minus (v) the Holdback Amount, subject to the requirements of Section 2.6(d) (such amount, the “Closing Payment”).
Section 2.3Equity Consideration. In addition to the Closing Payment, Sellers shall receive that number of shares of Parent Stock with a total value of $12,770,216.00 (the “Equity Consideration”). For purposes of this Section 2.3, the value of each share of the Equity Consideration will be based on the volume weighted average price of such shares of Parent Stock during the 20-day period immediately prior to the Closing (the “Adjusted Value”). Buyer shall cause Parent to issue the Equity Consideration to the Principals at the Closing, free and clear of all Liens, with the aggregate number of shares of Parent Stock to be issued based on each share being valued at the Adjusted Value and with an aggregate value equal to the Equity Consideration (and the number of shares of Parent Stock to be issued to each Principal in respect of the Equity Consideration being in accordance with their respective Ownership Percentage), rounded down to the nearest whole share. To the extent the number of shares of Parent Stock due to a Principal needs to be rounded down to the nearest whole share, then such Principal hereby agrees that Buyer shall retain the excess value any such fractional share and no Equity Consideration shall be due under this Agreement with regard to such fractional share, provided that any such reduction shall be deemed an adjustment to the Purchase Price for Tax purposes.
Section 2.4Earnout and Incentive Payments. Sellers will be eligible to receive additional payments, up to the sum of the Earnout Cap plus the Incentive Payments, upon achieving the applicable performance targets during the three years following the Closing as described in this Section 2.4:
(a)As used in this Section 2.4, the following capitalized terms have the following meanings:
(i)“EBITDA” means, for any applicable period and to the extent consistent with the Amended Schedule A and the EBITDA Methodology and any Pricing Actions in accordance with Section 6.10, the aggregate earnings during such period of Buyer (or any permitted successors of the Business of Buyer) from the operation of the Business of Buyer and the Purchased Assets, including:
(1)all revenue from the Portfolio, including all revenue related to (A) Residuals arising from the Revenue Agreements, Merchant Agreements and any and all other Assumed Contracts relating to the Business or the Purchased Assets, and (B) Ancillary Service Fees;
(2)all other revenue from the operation of the Business or any Purchased Assets generated after the Effective Time, including from any and all accounts on-boarded by the Sellers prior to the Closing Date or by Buyer or to the Business on or after the Closing Date including merchant processing revenue, revenue from PCI compliance or non-compliance fees, revenue from the marketing or sale of any products or services provided by Buyer or any of its Affiliates, and any other revenue or fees of the Business customarily recognized by Sellers in the EBITDA Methodology and/or generated by Buyer and any permitted successors in connection with the Business or the Purchased Assets; and
(3)to the extent not already included in (1) or (2) above, all other categories of revenue included in the EBITDA Methodology.
(4)Minus all fees and expenses from or related to the Portfolio, the Business or the Purchased Assets, including, where applicable: (A) interchange; (B) assessments; (C) sales commissions and monthly draws (e.g., related to Subagents); (D) processing expenses, including authorization, settlement, clearing, terminal support, merchant billing or statementing, chargebacks, retrievals, underwriting, fraud monitoring and ACH processing, and similar costs and expenses actually incurred by the Organic Portfolio, the Business or the Purchased Assets, as applicable; and (E) any other operating expenses (e.g., base salaries and any bonus or commission payments to any of the Principals) other than those that would not be included in the calculation of earnings before interest, Taxes, depreciation, and amortization determined in accordance with the EBITDA Methodology; provided, that, in all instances, EBITDA will exclude gains or losses arising from any other extraordinary or non-cash transactions or events (such as financial or business acquisition investments, sales of assets, issuance of capital stock, indemnification or insurance payments, or similar transactions).
(ii)“Acquired EBITDA” means the gross revenue (without deduction of any costs or expenses except to the extent consistent with the EBITDA Methodology (e.g., customer service fees)) derived from the Acquired Portfolio, including any future acquisition of portfolios of Merchants by Buyer from third party sellers, whether structured as purchases, portfolio-based loans or portfolio-based loans with options to purchase, provided by Buyer to any third party sellers or borrowers, in each case, for the applicable Measurement Period and including such revenue with respect to (i) Residuals arising from the Revenue Agreements, Merchant Agreements and any and all other Contracts relating to the Acquired Portfolio, (ii) Ancillary Services Fees relating to the Acquired Portfolio, (iii) in the case of portfolio-based loans, all principal and interest income derived therefrom and (iv) all other revenue, (including merchant processing revenue, revenue from PCI compliance or non-compliance fees, any other revenue or fees of the Business customarily recognized by Sellers in the EBITDA Methodology and/or generated by Buyer or any of its Affiliates, permitted successors or the Business in connection with the Acquired Portfolio), and (v) any other categories of earnings or revenue included in the EBITDA Methodology with respect to the Acquired Portfolio.
(iii)“Organic EBITDA” means EBITDA derived from all sources of revenue generated by Buyer or the operation of the Business or the Purchased Assets that is not deemed Acquired EBITDA, including Merchants produced organically by Buyer (or any of its Affiliates or permitted successors in connection with the Business) and boarded into the Portfolio in the Ordinary Course (as opposed to the acquisition of portfolios of Merchants from third party sellers and portfolio-based loans provided to third party borrowers), in each case, for the applicable Measurement Period and calculated in accordance with the EBITDA Methodology.

(iv)“Cumulative EBITDA” means Organic EBITDA plus Acquired EBITDA, in each case, for the applicable Measurement Period.
(v)“EBITDA Methodology” means the principles, adjustments, exclusions, and other methodology for calculating EBITDA set forth on Annex A.
(vi)“Earnout Payment” means each of the payments contemplated by Section 2.4(b), Section 2.4(c), and Section 2.4(d) (specifically excluding the Incentive Payments).
(vii)“Earnout Cap” means $17,026,955.00.
(viii)“Incentive Payment” means any Year One Incentive Payment, Year Two Incentive Payment, or Year Three Incentive Payment.
(ix)“Measurement Period” means each of the First Measurement Period, Second Measurement Period, Third Measurement Period, and Fourth Measurement Period.
(x)“First Measurement Period” means the 12-month period immediately following the Effective Time.
(xi)“Year One Cumulative Target” means $20,951,651.00.
(xii)“Year One Organic Target” means $12,272,963.00.
(xiii)“Year One Payment Amount” means $7,297,266.00.
(xiv)“Year One Incentive Payment” means (i) the amount, if any, by which Organic EBITDA for the First Measurement Period exceeds the Year One Organic Target, (ii) multiplied by 0.7.
(xv)“Second Measurement Period” means the 12-month period immediately following the First Measurement Period.
(xvi)“Year Two Cumulative Target” means $42,010,292.00.
(xvii)“Year Two Organic Target” means $25,773,221.00.
(xviii)“Year Two Payment Amount” means $4,864,844.00.
(xix)“Year Two Incentive Payment” means (i) the amount, if any, by which Organic EBITDA for the Second Measurement Period exceeds the difference between (A) the Year Two Organic Target and (B) the Year One Organic Target, (ii) multiplied by 0.7.
(xx)“Third Measurement Period” means the 12-month period immediately following the Second Measurement Period.
(xxi)“Year Three Cumulative Target” means $63,164,978.00.
(xxii)“Year Three Organic Target” means $40,623,506.00.
(xxiii)“Year Three Payment Amount” means $4,864,844.00.
(xxiv)“Year Three Incentive Payment” means (i) the amount, if any, by which Organic EBITDA for the Third Measurement Period exceeds the difference between (A) the Year Three Organic Target and (B) the Year Two Organic Target, (ii) multiplied 0.7.
(xxv)“Fourth Measurement Period” means the 12-month period immediately following the Third Measurement Period.
(b)If, for the First Measurement Period, Organic EBITDA meets or exceeds the Year One Organic Target, and Cumulative EBITDA meets or exceeds the Year One Cumulative Target, then Buyer shall make an Earnout Payment to Sellers equal to the Year One Earnout Payment Amount (such payment, the “Year One Earnout Payment”), subject to the following provisions:
(i)If the Business fails to achieve the Year One Cumulative Target during the First Measurement Period, but the Business achieves the Year One Cumulative Target threshold before the end of the Second Measurement Period, then Buyer shall pay to Sellers the Year One Earnout Payment Amount.
(ii)If, during the First Measurement Period, Organic EBITDA meets or exceeds the Year Two Organic Target and Cumulative EBITDA meets or exceeds the Year Two Cumulative Target, then, in addition to the Year One Earnout Payment, Buyer shall also pay to Sellers an amount equal to the Year Two Earnout Payment Amount.
(iii)If, during the First Measurement Period, Organic EBITDA meets or exceeds the Year Three Organic Target and Cumulative EBITDA meets or exceeds the Year Three Cumulative Target, then, in addition to the Year One Earnout Payment and the payment contemplated by Section 2.4(b)(ii), Buyer shall also pay to Sellers an amount equal to the Year Three Earnout Payment Amount.
(c)If, for the Second Measurement Period, Organic EBITDA meets or exceeds the Year Two Organic Target, and Cumulative EBITDA meets or exceeds the Year Two Cumulative Target, then Buyer shall make an Earnout Payment to Sellers equal to the Year Two Earnout Payment Amount (such payment, the “Year Two Earnout Payment”), subject to the following provisions:
(i)If the Business fails to achieve the Year Two Cumulative Target during the Second Measurement Period, but the Business achieves the Year Two Cumulative Target threshold before the end of the Third Measurement Period, then Buyer shall pay to Sellers the Year Two Earnout Payment Amount.
(ii)If, during the Second Measurement Period, Organic EBITDA meets or exceeds the Year Three Organic Target and Cumulative EBITDA meets or exceeds the Year Three Cumulative Target, then, in addition to the Year Two Earnout Payment, Buyer shall also pay to Sellers an amount equal to the Year Three Earnout Payment Amount.
(iii)No amount shall be due and payable under this Section 2.4(c) to the extent payment of any such amount has previously been made to Sellers pursuant Section 2.4(b)(ii) or Section 2.4(b)(iii).
(d)If, for the Third Measurement Period, Organic EBITDA meets or exceeds the Year Three Organic Target, and Cumulative EBITDA meets or exceeds the Year Three Cumulative Target, then Buyer shall make an Earnout Payment to Sellers equal to the Year Three Earnout Payment Amount (such payment, the “Year Three Earnout Payment”), subject to the following provisions:
(i)If the Business fails to achieve the Year Three Cumulative Target during the Third Measurement Period, but the Business achieves the Year Three Cumulative

Target threshold for the Fourth Measurement Period, then Buyer shall pay to Sellers the Year Three Earnout Payment Amount.
(ii)No amount shall be due and payable under this Section 2.4(d) to the extent payment of any such amount has previously been made to Sellers pursuant Section 2.4(b)(iii) or Section 2.4(c)(ii).
(e)Notwithstanding any of the foregoing, in no event shall the aggregate amount of Earnout Payments payable under Section 2.4(b), Section 2.4(c), and Section 2.4(d) exceed the Earnout Cap, and Buyer may reduce any Earnout Payment otherwise due and payable under Section 2.4(b), Section 2.4(c), and Section 2.4(d) to ensure that the aggregate amount of all Earnout Payments does not exceed the Earnout Cap.
(f)In addition to the Earnout Payments contemplated above, Sellers shall also be entitled to Incentive Payments, if earned, as provided below:
(i)If, during the First Measurement Period, Organic EBITDA exceeds the Year One Organic Target and Cumulative EBITDA exceeds the Year One Cumulative Target, then Buyer shall pay to Sellers an amount equal to the Year One Incentive Payment.
(ii)If, during the Second Measurement Period, Organic EBITDA exceeds the Year Two Organic Target and Cumulative EBITDA exceeds the Year Two Cumulative Target, then Buyer shall pay to Sellers an amount equal to the Year Two Incentive Payment.
(iii)If, during the Third Measurement Period, Organic EBITDA exceeds the Year Three Organic Target and Cumulative EBITDA exceeds the Year Three Cumulative Target, then Buyer shall pay to Sellers an amount equal to the Year Three Incentive Payment.
(g)No later than 45 days following the conclusion of each quarter during each Measurement Period, Buyer shall deliver to Seller Representative a statement setting forth Buyer’s good faith calculation of Organic EBITDA and Cumulative EBITDA for the trailing period during the applicable Measurement Period ending as of such quarter, together with reasonable details and supporting documents and information for the calculation of any Earnout Payment or Incentive Payment earned by Sellers as a result thereof (such notification, an “Earnout Statement”); provided that, notwithstanding the foregoing, Buyer shall only include the determination of any Incentive Payment payable to Sellers hereunder in the final Earnout Statement delivered with respect to each Measurement Period as any Incentive Payment will only become payable on an annual basis with respect to the applicable Measurement Period. For a period of 30 days following the receipt of such notice (the “Confirmation Period”), Seller Representative may confirm in writing to Buyer that the Earnout Statement is correct (the “Written Confirmation”), or dispute Buyer’s calculation of the Earnout Payment (or Incentive Payment, if applicable) as set forth in the applicable Earnout Statement (the “Dispute Notice”). During the Confirmation Period, and during any period between Buyer’s receipt of a Dispute Notice until the underlying dispute is finally determined pursuant to this Section 2.4, Buyer shall promptly deliver to the Seller Representative such information and detail and access to those working papers and books and records of Buyer (and, to the extent applicable, its Affiliates), as related to the Business, the Purchased Assets, or that support the Buyer’s calculations of any Earnout Payment or Incentive Payment for the respective Measurement Period (or Seller Representative’s disputes thereto) as Seller Representative shall reasonably request for the purpose of enabling Seller Representative and its accountants and advisors to review the Buyer’s calculations.
(h)If no written communication is received from Seller Representative within the applicable Confirmation Period, Buyer’s calculation of the Earnout Payment (and Incentive Payment, if applicable) for the applicable Measurement Period as set forth in the Earnout

Statement shall be deemed confirmed and accepted by Seller Representative on behalf of each Seller and shall be final, binding, and conclusive on all Parties for all purposes hereunder upon which a judgment may be rendered by a court of competent jurisdiction.
(i)If Seller Representative delivers a Dispute Notice prior to the end of any Confirmation Period, then Buyer and Seller Representative shall negotiate in good faith to resolve such disputes for 30 days following Buyer’s receipt of such Dispute Notice. Any such objections that Buyer and Seller Representative are unable to resolve during such 30-day period is referred to in this Agreement as a “Dispute.” After such 30-day period, any matter set forth in the applicable Earnout Statement that is not a Dispute will be final, binding, and conclusive on all Parties for all purposes hereunder upon which a judgment may be rendered by a court of competent jurisdiction. If Buyer and Seller Representative are unable to resolve all Disputes during such 30-day period, then any remaining Disputes, and only such Disputes, will be resolved by a nationally recognized accounting firm mutually agreed upon by Buyer and Seller Representative (the “Accounting Firm”). The Accounting Firm will be instructed to resolve any Disputes in accordance with the terms of this Agreement (including the Earnout Methodology) within 30 days after its appointment. The resolution of such Disputes by the Accounting Firm (i) must be set forth in writing and within the range of dispute between Buyer and Seller Representative, (ii) will constitute an arbitral award, and (iii) absent manifest error, will be final, binding, and conclusive on all the Parties for all purposes hereunder upon which a judgment may be rendered by a court of competent jurisdiction. Upon delivery of such a resolution, the Earnout Statement, as modified in accordance with such resolution, will be final, binding, and conclusive on all the Parties for all purposes hereunder upon which a judgment may be rendered by a court of competent jurisdiction. The fees and expenses of such Independent Accountant will be equitably apportioned between Buyer, on one hand, and Seller Representative, on the other hand, by the Independent Accountant based on the extent to which Buyer or Seller Representative is determined by the Independent Accountant to be the prevailing party with respect to such Disputes.
(j)Each Earnout Payment shall be paid in cash by wire transfer of immediately available funds to an account specified in writing by Seller Representative no later than 15 days after the final determination that such Earnout Payment has been earned hereunder. Notwithstanding the foregoing, at each Principals’ option, but subject to approval from Parent’s board of directors, any Earnout Payment may be paid by issuance of Parent Stock (the “Earnout Shares”) to Principals in accordance with their Ownership Percentages no later than 15 days after the final determination that such Earnout Payment has been earned hereunder, in which case such Earnout Shares will be valued based on volume weighted average price of such Earnout Shares for the 20-day period immediately prior to the date on such final determination of the Earnout Payment is made. In connection therewith, each Principal shall execute and deliver to Buyer or one of its Affiliates (including Parent) such documentation, agreements, and instruments as Buyer may reasonably request to effect the issuance of such Earnout Shares. Each Incentive Payment shall be paid in cash by wire transfer of immediately available funds to an account specified in writing by Seller Representative no later than 15 days after the final determination that such Incentive Payment has been earned hereunder.
(k)In no event will the payment of any Earnout Payment by Buyer to Sellers result in or trigger an event of default by Buyer or any of its Affiliates under any of its lending arrangements with its lenders or creditors (each such arrangement, a “Buyer Loan Agreement”). If such payment of any Earnout Payment is restricted or would cause a default under any Buyer Loan Agreement, then payment of such Earnout Payment will be deferred until such time that the payment can be made under the Buyer Loan Agreements without restriction or without triggering a default (the “Deferral Period”). Sellers and Principals acknowledge and agree that (1) payment of any Earnout Payment is and will remain unsecured, (2) the holders of indebtedness under the Buyer Loan Agreements are express third party beneficiaries of the provisions of this Section 2.4(k) and may enforce them against Sellers and Principals directly, and (3) any amendments to this Section 2.4(k) will not be effective to decrease the rights of any holder of indebtedness under any Buyer Loan Agreements without such holder’s prior written consent; provided that in the event that the payment of any Earnout Payment is prohibited or would cause a default under any

Buyer Loan Agreement or Buyer is not otherwise able to pay any portion of the Earnout Payment that is required to be made pursuant to this Agreement from cash on hand, then Buyer shall deliver customary promissory notes to each of the Principals for such unpaid portion having the following terms: (i) principal accruing interest at an interest rate of 10% per annum, compounded annually and calculated on the basis of the actual number of days elapsed divided by 365 days; and (ii) a maturity date no later than the end of the Deferral Period.
(l)Additional Earnout Matters. For so long as there has not been a final determination in accordance Article 7 and Section 8.8(b) (by mutual written agreement of Buyer and the Seller Representative, such agreement not to be unreasonably withheld, or a final, non-appealable judgment of a court with jurisdiction under Section 8.8) that any Seller or Principal has breached any of its obligations in Section 6.2 of this Agreement, then following the Closing and until the end of the Measurement Periods, Buyer shall (and shall cause its applicable Affiliates and the Business to):
(i)not take or refrain from any significant action with respect to the operation of the Business or the Purchased Assets with the primary purpose of reducing or avoiding any Earnout Payment or Incentive Payment;
(ii)not recapitalize or reorganize in any manner that would be reasonably likely to impair achievement or payment of any Earnout Payment or Incentive Payment, without obtaining the consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned, or delayed;
(iii)provide support for sales, marketing and customer services of the Business consistent with past practice of the Sellers and Buyer, unless consent to do otherwise is obtained from the Seller Representative, such consent not to be unreasonably withheld, conditioned, or delayed;
(iv)ensure that the Business has adequate working capital for it to operate in the manner contemplated hereby;
(v)not make any advertising and promotional expenditures in amounts materially less than the past practices of Sellers, without obtaining the consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned, or delayed;
(vi)not reduce or eliminate any material product or service line of the Business being acquired pursuant to this Agreement, without obtaining the consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned, or delayed;
(vii)maintain a set of financial records of the Business being acquired pursuant to this Agreement, separate and distinct from other businesses of Buyer and its Affiliates, and not consolidate such Business with another unit such that standalone Acquired EBITDA, Organic EBITDA or Cumulative EBITDA is not measurable for a Measurement Period; and
(viii)implement and maintain the cost structure reflected in Amended Schedule A (and consistent with the EBITDA Methodology),and not modify such cost structure or take any other Pricing Actions except with the prior written consent of the Seller Representative or otherwise pursuant to and in accordance with Section 6.10, such consent not to be unreasonably withheld, conditioned, or delayed.
(m)Any additional payments made pursuant to this Section 2.4 shall be treated as an increase to the Purchase Price for Tax purposes, and shall not be deemed to be compensation for services, unless otherwise required by Law as agreed to by Buyer and Seller Representative or required by a “determination” of a Governmental Authority within the meaning of Section 1313(a)(1) of the Code or any similar provision of any state, foreign or local Law.
Section 2.5Allocation of Closing Payment. Within 180 days after the Closing Date, Buyer shall deliver to Seller Representative an allocation schedule for the Closing Payment (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the methodology set forth in Section 2.5 of the Seller Disclosure Letter. The Allocation Schedule shall be deemed final unless Seller Representative notifies Buyer in writing that Seller Representative objects to one or more items reflected in the Allocation Schedule within 45 days after delivery of the Allocation Schedule to Seller Representative. In the event of any such objection, Seller Representative and Buyer shall negotiate in good faith to resolve such dispute; provided that, if such Parties are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of such objection by Seller Representative, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and Seller Representative (an “Independent Accountant”). The fees and expenses of such Independent Accountant will be equitably apportioned between Seller Representative, on one hand, and Buyer, on the other hand, by the Independent Accountant based on the extent to which Seller Representative, on one hand, and Buyer, on the other hand, is determined by the Independent Accountant to be the prevailing party with respect to such disputes. The Parties agree to file their respective Internal Revenue Service (“IRS”) Form 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. No Party shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law; provided that, prior to taking any such inconsistent position as a result of the requirements of applicable Law, the Party intending to take such position shall exercise good faith, commercially reasonable efforts to provide the other Parties with notice of such intent and an opportunity to comment thereon.
Section 2.6Escrow Account and Holdback Amount.
(a)At the Closing and in accordance with the Escrow Agreement, Buyer shall deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent (the “Escrow Account”). The Escrow Amount will (i) be held by the Escrow Agent in the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, (ii) held as a trust fund and not subject to any Lien, attachment, trustee process, or other judicial process of any creditor of any Person, and (iii) held and disbursed solely for the purposes of, and in accordance with the terms of, this Agreement and the Escrow Agreement.
(b)The Indemnity Escrow Amount will be used solely to satisfy certain indemnification claims by or on behalf of any Buyer Indemnified Party that have been finally determined to be due and payable pursuant to Article 7. Any amounts not so used will be disbursed to Seller Representative (for distribution to Sellers) in accordance with the terms of the Escrow Agreement. The Parties shall direct (by joint written instruction) the Escrow Agent to disburse the then-current balance of the Indemnity Escrow Amount to the Seller Representative in accordance with the terms of the Escrow Agreement promptly on the date that is 15 months after the Closing Date, except for any portion of the Indemnity Escrow Amount that is subject to any indemnity claim validly made prior to such date by or on behalf of any Buyer Indemnified Party in accordance with Article 7 and the other terms hereof and the Escrow Agreement that is not finally determined to be due and payable in accordance with Article 7 (or remains subject to dispute between the Parties), which portion shall be disbursed to the Seller Representative and/or Buyer promptly following such final determination in accordance with Article 7 and the other applicable terms hereof and the Escrow Agreement (and Buyer and the Seller Representative shall direct the Escrow Agent by joint written instruction to pay such amounts in accordance with such final determination).
(c)The Litigation Escrow Amount will be used solely to satisfy any indemnification claims by or on behalf of any Buyer Indemnified Party that have been finally determined to be due and payable pursuant to Section 7.2(h), and in accordance with the other terms of Article 7. Any amount of the Litigation Escrow Amount not so used will be disbursed to Seller

Representative (for distribution to Sellers) in accordance with the terms of this Agreement and the Escrow Agreement. The Parties shall direct (by joint written instruction) the Escrow Agent to disburse the then-current balance of the Litigation Escrow Amount to Seller Representative in accordance with the terms of this Agreement and the Escrow Agreement promptly on the date that there is final resolution of the Litigation Matters, except for any portion of the Litigation Escrow Amount that is subject to any indemnity claim pursuant to Section 7.2(h) or Section 7.2(i) validly made by or on behalf of any Buyer Indemnified Party prior to such date of final resolution of the Litigation Matters (and in accordance with Article 7 and the other terms hereof and the Escrow Agreement) that is not finally determined to be due and payable in accordance with Article 7 (or remains subject to dispute between the Parties), which portion shall be disbursed to the Seller Representative and/or Buyer promptly following such final determination in accordance with Article 7 and the other applicable terms of the Escrow Agreement (and Buyer and the Seller Representative shall direct the Escrow Agent by joint written instruction to pay such amounts in accordance with such final determination); provided, that notwithstanding this Section 2.6 or anything to the contrary herein, in the event a judgment is entered in Pending Matter 2 that any Seller intends to appeal and which appeal requires the payment or posting of any bond by or on behalf of any of the Sellers or Principals, then an amount equal to the amount of such bond and not exceed $1,750,000 shall be and hereby is permitted to be promptly disbursed from the Litigation Escrow Amount and paid to the Seller Representative solely for the purpose of posting such bond even if Pending Matter 1 is not then finally resolved (and Buyer and the Seller Representative shall direct the Escrow Agent by joint written instruction to pay such amounts).
(d)At the Closing, Buyer shall retain $4,000,000.00 (the “Holdback Amount”) out of the Closing Payment. The Holdback Amount will be used solely to satisfy any indemnification claims by or on behalf of any Buyer Indemnified Party that have been finally determined to be due and payable pursuant to Section 7.2(h) in respect of any Losses incurred by a Buyer Indemnified Party from the Pending Matter 3 (as defined in Exhibit E) and to secure the obligations of the Sellers and Principals in respect of Pending Matter 3 under this Section 2.6(d). As soon as reasonably possible after executed (even if after the Closing), Sellers and Principals shall deliver to Buyer a duly executed and delivered copy of that certain Settlement Agreement, on substantially the same terms as the draft of the same provided by Sellers and Principals to Buyer prior to the date of this Agreement (the “Executed Settlement Agreement”). No later than three Business Days after delivery of the Executed Settlement Agreement by Sellers and Principals to Buyer (or after final determination and resolution of the payment dispute matter set forth in the third recital of the draft thereof previously provided to Buyer), Buyer shall pay the Holdback Amount to Seller Representative (for distribution to Sellers) by wire transfer of immediately available funds to the accounts designated in writing by Seller Representative. Notwithstanding the foregoing, if Sellers and Principals have delivered the Executed Settlement Agreement prior to the date of this Agreement, then Buyer shall not retain the Holdback Amount as provided in this Section 2.6(d) and, instead, the Holdback Amount shall be included in the Closing Payment and paid at Closing pursuant to Section 2.2(e).
Article 3
CLOSING MATTERS
Section 3.1Closing. The closing of the purchase and sale of the Purchased Assets and the Transactions (the “Closing”) will take place on the date of this Agreement by exchanging emailed copies of fully executed documents required under this Section 3.1. The date of the Closing is referred to as the “Closing Date” and the Closing will be effective as of 12:00:01 a.m., Central Time, on the Closing Date. Notwithstanding the Closing Date, the effective time of the Transactions will be 12:00:01 a.m., Central Time, on the first day of the month in which the Closing occurs (the “Effective Time”) (i.e., if the Closing occurs on September 6, 2025, the Effective Time will be 12:00:01 a.m., Central Time, on September 1, 2025).
Section 3.2Seller Closing Deliveries. At or prior to the Closing, Seller and Principals shall deliver, or cause to be delivered, to Buyer the following documents (the “Seller Transaction Documents”), each of which shall be in a form and substance reasonably satisfactory to Buyer:

(a)a bill of sale conveying the Purchased Assets to Buyer (the “Bill of Sale”), duly executed by each Seller;
(b)an assignment and assumption agreement transferring the Assumed Contracts to Buyer (the “Assignment and Assumption Agreement for Assumed Contracts”), duly executed by each Seller;
(c)an assignment and assumption agreement transferring Intellectual Property included in the Purchased Assets to Buyer (the “IP Assignment and Assumption Agreement”), duly executed by each Seller;
(d)an employment agreement (the “Employment Agreements”), duly executed by each Principal;
(e)an escrow agreement, in form and substance mutually agreeable to Buyer, Sellers, and the Escrow Agent (the “Escrow Agreement”), duly executed by Seller Representative;
(f)receipt of those consents (and making of those notices, as applicable) set forth on Section 3.2(f) to the Seller Disclosure Letter;
(g)the Payoff Letters, together with evidence that all Liens on the Purchased Assets have been released as of the Closing or will be released after the Closing upon payment of all amounts payable pursuant to the Payoff Letters;
(h)a closing and disbursement schedule reflecting all payments, cost allocations, prorations, and disbursements made at Closing (the “Closing Statement”), duly executed by Seller Representative;
(i)if requested by Buyer, evidence that all or certain of the related party transactions set forth on Section 4.16(a) to the Seller Disclosure Letter have been terminated prior to (or will be terminated in connection with) the Closing;
(j)an IRS form W-9 for each Seller and Principal, duly executed by such Seller and Principal;
(k)a certificate of good standing from the Secretary of State (or the equivalent) of the State or other jurisdiction where each Seller is organized, certifying the existence and good standing of such Seller in such State or Jurisdiction;
(l)a certificate, executed by a duly authorized officer of each Seller, (i) attaching current copies of the certificate of formation and limited liability company agreements of each Seller, (ii) attaching resolutions of the members and, if needed and applicable, managers of each Seller authorizing the execution and delivery of this Agreement and performance of the Transactions, and (iii) attesting to the incumbency of the officers of each Seller executing this Agreement and the other Transaction Documents to which such Seller is a party;
(m)the Amended Schedule A, duly executed by the applicable Seller; and
(n)such other documents, instruments, and certificates as Buyer may reasonably request, including that certain Omnibus Amendment to Transaction Agreements to the “Riverside 3 Acquired” through the “Riverside 8 Acquired” portion of the Acquired Portfolio, duly executed by Riverside Payments, Inc.
Section 3.3Buyer Closing Deliveries. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller Representative the following documents (the “Buyer Transaction Documents”):

(a)the Bill of Sale, Assignment and Assumption Agreement for Assumed Contracts, IP Assignment and Assumption Agreement, and the Closing Statement, duly executed by Buyer;
(b)the Employment Agreements, duly executed by Buyer or one of its Affiliates;
(c)the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(d)a certificate of good standing from the Secretary of State of the State of Delaware, certifying the existence and good standing of Buyer in the State of Delaware;
(e)the Amended Schedule A, duly executed by Buyer or one of its Affiliates; and
(f)a certificate, executed by a duly authorized officer of Buyer, (i) attaching resolutions of the manager of Buyer authorizing the execution and delivery of this Agreement and performance of the Transactions and (ii) attesting to the incumbency of the officers of Buyer executing this Agreement and the other Transaction Documents.
Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS
Sellers and Principals hereby represent and warrant to and for the benefit of Buyer as follows:
Section 4.1Organization; Good Standing. Each Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of its jurisdiction of formation and has the power to own its properties and assets and carry on its operation of its business as presently being conducted. Each Seller is licensed or qualified to do business and is in good standing in those states where the Laws of such states require qualification in connection with the Business, all of which are set forth on Section 4.1 to the Seller Disclosure Letter.
Section 4.2Authority; Enforceability. Each Seller has the necessary limited liability company power and authority, and each Principal and Seller Representative has all requisite capacity, to enter into, execute, and deliver, and to perform all of its obligations under, this Agreement and the Seller Transaction Documents, to sell the Purchased Assets, and to execute, deliver, and perform all of its obligations hereunder and under all of the Seller Transaction Documents to which such Person is a party, and such actions have been duly and validly authorized by all requisite limited liability company or other action. This Agreement and the Seller Transaction Documents constitute, assuming due authorization, execution, and delivery by Buyer and any other party thereto, the valid and binding obligations of Sellers, Principals, and Seller Representative, as applicable, and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).
Section 4.3No Conflicts.
(a)The execution, delivery, and performance of this Agreement and the Seller Transaction Documents by any Seller, any Principal, or Seller Representative will not (i) result in a violation or breach of any provision of governing documents of any Seller; (ii) result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in being declared void, without further binding effect, or subject to amendment or modification, any of the terms, conditions or provisions of, any Contract, Order, or other instrument to which Seller is bound or that otherwise affects the Purchased Assets; (iii) violate any Law applicable to any Seller, the Business, or the Purchased Assets; or (iv) result in the imposition of any Lien on any of the Purchased Assets.

(b)Except as set forth on Section 4.3(b) to the Seller Disclosure Letter, neither any Seller nor any Principal is or will be required to give any notice to or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement or any other Transaction Documents or the consummation or performance of the Transactions.
Section 4.4Assets.
(a)Sellers have good and marketable title to the Purchased Assets, free and clear of any Liens (other than Permitted Liens). Following the consummation of the Transactions, no Seller or Principal will retain any interest in the Purchased Assets and all such Purchased Assets will be free and clear of any Liens (other than Permitted Liens). No Purchased Asset is located on any premises owned, leased, or occupied by any Seller. Except as set forth on Section 4.4(a) to the Seller Disclosure Letter, no Principal or any other Person owns any interest in or to any of the Purchased Assets.
(b)The Purchased Assets constitute all of the assets necessary and sufficient to operate the Business in substantially the same manner as of the Closing and for the one-year period immediately preceding the Closing, except for rights under insurance policies or benefit plans or other rights or assets of the Sellers, in each case, that constitute Excluded Assets. All equipment and other tangible personal properties included in the Purchased Assets (i) are in good operating condition and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, (iii) conform in all material respects to applicable Laws, and (iv) are free from any material defect. No Person other than Seller owns any equipment or other tangible personal properties situated on the premises of the Business that are necessary for the operation of the Business, except for the leased items that are subject to personal property leases.
(c)The Portfolio represents and includes Sellers’, the Principals’, and the Principal Entities’ entire portfolio of merchants related to or arising from the operation of the Business, except for the merchant portfolios listed or described as Excluded Assets in Section 1.3(k) to the Seller Disclosure Letter. As used in this Agreement, “Principal Entities” means any and all Persons, other than Sellers and including the Principal Guarantors, owned or controlled, directly or indirectly, by any Principal or by the Principals. The Revenue Agreements, along with the Residuals applicable to each, that are set forth on Section 1.2(a) to the Seller Disclosure Letter constitute and include the entire Portfolio related to or arising from the operation of the Business, except for the merchant portfolios listed or described as Excluded Assets in Section 1.3(k) to the Seller Disclosure Letter.
Section 4.5Capitalization and Indebtedness. All of the issued and outstanding limited liability company membership interests and other securities, if any, of each Seller and of each Principal Guarantor are owned (beneficially and of record) exclusively by the Principals in the manner set forth on Section 4.5(a) to the Seller Disclosure Letter. Except as set forth on Section 4.5(a) to the Seller Disclosure Letter, no Person other than the Principals owns any equity or equity-linked (e.g., convertible) securities, shares of capital stock, membership interests, or other equity interests of any Seller or of any Principal Guarantor. Except as set forth on Section 4.5(a) or (b) to the Seller Disclosure Letter, no Seller has, or has ever had, any subsidiaries and has, or has ever held, any equity interest of any Person. Section 4.5(c) to the Seller Disclosure Letter sets forth a true, correct, and complete list of all Indebtedness of each Seller, including the origination date, lender, original principal amount, interest rate, and maturity date.
Section 4.6Financial Statements; Residual Reports.
(a)Section 4.6(a) to the Seller Disclosure Letter contains (i) the consolidated, company-prepared balance sheet of Sellers and, as applicable, each Principal Guarantor with respect to the Business for the fiscal years ended December 31, 2023, and December 31, 2024, together with the related statements of profits and losses for the 12-month periods then ended (the “Year-End Financial Statements”), and (ii) the consolidated, company-prepared balance sheet of Sellers with respect to the Business as of June 30, 2025, together with the related statements of profits and loss for the six-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared based on the books and records of the Sellers and, as applicable, each Principal Guarantor, are accurate and complete in all material respects, and fairly present in all material respect the financial condition of such Persons with respect to the Business as of such dates (and for the periods indicated thereon). Sellers’ books and records are complete and correct and accurately reflect, in all material respects, all of the assets, Liabilities, transactions, and results of operations of Sellers with respect to the Business, and the Financial Statements have been prepared and presented based upon and in conformity therewith.
(b)Section 4.6(b) sets forth true, accurate, and complete copies of all residual reports issued by any Processor in respect of the Portfolio covering each month in fiscal years 2023 and 2024 and for the six-month period ending June 30, 2025 (each a “Residual Report”). Since the date of the most recent Residual Report, there has not been any material adverse change in the value of the Residuals taken as a whole. Each Residual Report is representative of the specific month during which Business was conducted in the Ordinary Course and, to the Knowledge of the Sellers, does not contain any material overpayment or other errors.
Section 4.7No Undisclosed Liabilities. No Seller has any Liability (whether absolute, accrued, contingent, or otherwise), except (a) Liabilities reflected or reserved against on the Interim Financial Statements, the Financial Statements or any notes thereto, (b) Liabilities that have been incurred since the date of the Interim Financial Statements in the Ordinary Course (none of which are material in size or nature) or (c) Liabilities described on Section 4.7 of the Seller Disclosure Letter.
Section 4.8Absence of Changes. Since January 1, 2025:
(a)the Business has been conducted solely in the Ordinary Course;
(b)there has not been any change in the conduct, financial condition, business, prospects, or operations of any Seller, the Business, the assets that are used, held for use, or acquired and developed for use in the Business, or the Liabilities relating to the Business that resulted, or would reasonably be expected to result, in a material adverse effect on the Business, the Purchased Assets, or the condition, prospects, or results of operations (financial or otherwise) of Sellers, taken as whole;
(c)the Residuals or any other Purchased Assets have not been subjected to any Liens (other than Permitted Liens);
(d)there has not been a termination of, or receipt by any Seller or Principal of any written notice to terminate or written threat to terminate, any Revenue Agreement or Subagent Relationships;
(e)there has not been any material change in any method of accounting or accounting practice of any Seller;
(f)there has not been a cancellation, release or waiver by any Seller of any claims or rights of the Sellers or the Business relating to the Purchased Assets and involving an amount owed to the Sellers in excess of $10,000 for any given month;
(g)there has not been any amendment to or restatement of the governing documents of any Seller;
(h)there has not been any increase in the compensation, salaries, commissions, or wages payable or to become payable to any director, officer, employees, independent contractors, or agents of any Seller who perform services for the benefit of the Business or whose compensation is reflected on the Interim Financial Statements, including any bonus or other employee benefit granted, made, or accrued in respect of such directors, officers, employees, independent contracts, or agents;

(i)there has not been any sale, lease, grant, or other transfer or disposition of any material properties or assets of any Seller that constitute (or would have constituted) Purchased Assets, other than in the Ordinary Course;
(j)no Seller has entered into any amendment or early termination of any material Contract in respect of the Business;
(k)except as set forth on Section 4.8(l) to the Seller Disclosure Letter, there has not been any settlement or compromise of any litigation involving any Seller (or involving any Principal as it relates to the Business), whether or not commenced prior to the Closing;
(l)there has not been any failure to pay or satisfy within 30 days when due any Liability of any Seller relating to the Business, except for any such failure in connection with any good faith dispute by a Seller or its Affiliates with respect to such Liability to the extent specifically set forth on Section 4.8(m) to the Seller Disclosure Letter;
(m)no Seller has sold, assigned, transferred, abandoned, or permitted to lapse any consents, permits, licenses, authorizations, and approvals of Governmental Authorities with respect to the Business;
(n)no Seller or Principal has entered into any other material transaction with respect to the Business, other than in the Ordinary Course; and
(o)no Seller has changed its policies or practices with regard to cash management, collection of receivables, payment of payables, maintenance of inventory, pricing, or credit.
Section 4.9Litigation. Except as set forth on Section 4.9 to the Seller Disclosure Letter, there is no, and, in the past six years, there has not been any arbitration, governmental claim, or other Proceeding pending, settled or, to Sellers’ Knowledge, threatened against, or relating to any Seller (or any Principal or Principal Guarantor as it relates to the Business or the Purchased Assets) or the Portfolio before any Governmental Authority or arbitrator. No Seller (or any Principal or Principal Entity as it relates to the Business or the Purchased Assets) is, or has been, subject to any Order or a party to any settlement agreement with respect to a Proceeding.
Section 4.10Compliance with Laws and Rules.
(a)Each Seller has materially complied, and is in material compliance with, all Laws applicable to such Seller, the Business, or the Purchased Assets. Each Seller has all material consents, permits, licenses, authorizations, and approvals of Governmental Authorities required by such Seller in connection with the operation of the Business as now being conducted, and to the Knowledge of Sellers, there is no event or circumstance that has occurred that would cause any of these to be cancelled or suspended
(b)There is no Proceeding or other disciplinary action (including fines) pending, taken, or, to Sellers’ Knowledge, threatened, against any Seller (or any Principal as it relates to the Business or the Purchased Assets) by a Card Association or its applicable agents, whether relating to an alleged violation of the Rules or otherwise. Each Seller has conducted the Business during the past six years in material compliance with the Rules, and the Transactions will not violate the Rules.
(c)Without limiting the foregoing, each Seller is, and has been at all times during the past six years, in material compliance with all applicable Laws promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) related to anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act. No Seller has at any time maintained or conducted any business, investment, operation, or other activity in or with (i) any country or Person targeted by any of the economic sanctions of the United States of America administered by the OFAC, (ii) any Person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the OFAC, or (iii) any country or Person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”
(d)The Business has implemented, and is in material compliance with, commercially reasonable technical measures designed to protect the integrity and security of transactions executed through its computer systems and all “nonpublic personal information” as such term is defined by Title V of the Gramm-Leach-Bliley Act (Public Law No. 106-102) to the extent applicable to any Seller or any of their respective Affiliates. In the past six years, there has been no material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise, or disclosure of any personal information, confidential, or proprietary data or any other such information maintained or stored by the Business in systems directly under its control involving data of any customers or other similarly situated Person, and no Seller or Principal has received written notice alleging the occurrence of any such breach. To the Knowledge of the Sellers, in the past six years there have been no facts or circumstances that would require any Seller, any Principal, or the Business to give notice to any customers or other similarly situated Persons of any actual or perceived data security breach pursuant to an applicable Law or Order requiring notice of such a breach.
(e)Each Seller is in material compliance with all applicable Laws and Orders relating to data, the collection and use of data, personally identifiable information, and bulk commercial e-mail, text messages, and other communications (i.e., spam).
(f)Each Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions in which it is required to maintain such accounts with respect to the operations of the Business.
(g)Neither any Seller, any Principal, nor, to Sellers’ Knowledge, any director, manager, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Law (1) to obtain favorable treatment in securing business for any Seller or Principal, (2) to pay for favorable treatment for business secured by any Seller or Principal, or (3) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller or Principal, or (ii) established or maintained any material asset with respect to any Seller or Principal that has not been recorded in the books and records of assets of such Seller or Principal.
Section 4.11Insurance. Each Seller is currently insured by insurers unaffiliated with such Seller with respect to the Business pursuant to insurance policies described on Section 4.11 to the Seller Disclosure Letter (the “Insurance Policies”). Each Seller has maintained comparable insurance for all prior periods during the past six years with respect to the Business, based on and considering the level of assets, liabilities, involvement of such Seller, revenues and operations of the Business as of such date or period as compared to the date of this Agreement. Each Insurance Policy is legal, valid, binding, and in full force and effect. No Seller is in default under any Insurance Policy. In the past six years, there were no claims by any Seller that remain pending under any Insurance Policy. No Seller has been informed in writing that coverage has been questioned, denied, or disputed by the underwriters of such Insurance Policies with respect to any claims thereunder.
Section 4.12Contracts.
(a)Except as set forth on Section 4.12(a) to the Seller Disclosure Letter, no Contract obligates any Seller or the Business (by the terms of any such Contract, including if at the option of any other party to such Contract) to (i) make a lump sum payment in lieu of any future stream of revenue or otherwise, (ii) acquire or assume any asset or Liability, (iii) offer a right of first refusal or similar preferential right (except with respect to the Processing Agreements) or (iv) pay ongoing Residuals to any third party other than in the Ordinary Course.

(b)There is no material existing dispute by or between any Seller or Principal, on one hand, and a Processor or a Merchant, on the other hand, other than as set forth on Section 4.12(b) to the Seller Disclosure Letter and no Processor or Merchant has provided written notice (or, to Sellers’ Knowledge, otherwise indicated) to any Seller or Principal that it intends to (i) terminate its relationship with any Seller or the Business, (ii) in the case of a Processor, materially reduce its Residuals to any Seller or the Business, or (iii) in the case of a Merchant, materially reduce its processing volume with any Seller or the Business, in each case, whether as a result of the Transactions or otherwise. There are no Merchants that receive services from any Seller or otherwise in connection with the Business, or from whom any Seller receives Residuals, that are not a party to a written merchant agreement with such Seller.
(c)Since January 1, 2025, there has not been any material change in the value of the Residuals.
(d)Sellers have provided true, accurate, and complete copies of each Assumed Contract and a listing of all Revenue Agreements relating to the Portfolio or giving rise to Sellers’ rights to the Residuals. Other than the Revenue Agreements and Ancillary Services Agreements, there are no other Contracts with any Person regarding the payment of Residuals to any Seller or other material revenue. Section 4.12(d)-1 to the Seller Disclosure Letter contains a list of all subagents and sales representatives (the “Subagents”) who are entitled to receive Residuals, Draws, or both and that lists the amounts paid to the Subagents for calendar year 2024 and for the six-month period ending June 30, 2025. Further, no Contracts exist that obligate any Seller to deliver any portion of the Residuals to any other Person other than the Subagents set forth on Section 4.12(d)-2 to the Seller Disclosure Letter. Section 4.12(d)-2 to the Seller Disclosure Letter sets forth how Sellers pay draws (the “Draws”) to Subagents pursuant to the Subagent Relationships as of the date set forth thereon and, subject to changes to and terminations of Subagent Relationships and Revenue Agreements in the Ordinary Course since such date, is true, accurate, and complete as of the Closing and, assuming no change to, or termination of, any Subagent Relationships or Merchant Agreement at or following the Closing, accurately represents how Buyer should calculate and pay Draws to Subagents after the Closing. The list of Subagent Relationships set forth on Section 1.2(a) to the Seller Disclosure Letter is a true, accurate, and complete list of Subagents as of the Closing and the calculation metric used to pay Residuals to Subagents set forth on Section 1.2(a) to the Seller Disclosure Letter is true, accurate, and complete in all respects as of the date set forth thereon and, subject to changes to such metrics in the Ordinary Course since such date, is a true, accurate, and complete representation of the metric used to pay Residuals to Subagents as of the Closing Date.
(e)All Revenue Agreements relating to or giving rise to the Residuals are in full force and effect and the consummation of the Transactions will not violate or give rise to a termination (or a right to terminate) any such Revenue Agreement.
(f)All of the Assumed Contracts are valid and binding on the applicable Seller according to their terms and, to Sellers’ Knowledge, each other party thereto, are in full force and effect, and are enforceable, subject to the Enforceability Exceptions. No Seller has materially violated (e.g., with respect to any Merchant Reserves or otherwise) any provision of, or committed or materially failed to perform any act, and to the Knowledge of the Sellers, no circumstance exists, which with or without notice, lapse of time, or both would constitute a material default by any Seller under, the provisions of any Assumed Contract. To Sellers’ Knowledge, none of the other parties to any Assumed Contract has materially violated any provision of, or committed or materially failed to perform any act, and no circumstance exists that, with or without notice, lapse of time, or both, would constitute a material breach or default by any such other party under the provisions of any Assumed Contract. To the extent applicable, the Sellers’ rights and obligations and performance under each Assumed Contract is in material compliance with the Rules of each relevant Card Association.
(g)No Seller is subject to any noncompetition or exclusivity Contracts that would restrict Buyer’s ability to (i) service the Merchants in the Portfolio in accordance with the terms and conditions of the written agreements between such Merchants and any Seller as of the

Closing or (ii) otherwise conduct the Business in substantially the same manner as conducted by Sellers as of the Effective Time or at any time during the 12 months immediately preceding the Closing.
Section 4.13Intellectual Property; Software.
(a)Set forth on Section 4.13(a) to the Seller Disclosure Letter is a true, correct, and complete list of all Owned Intellectual Property, including all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications, (iv) domain names and social network service accounts of any Seller, and (v) Software material to the Business (excluding commercially available off-the-shelf software). Sellers are the sole and exclusive legal and beneficial owner and, with respect to applications and registrations, record owner of all of the Intellectual Property required to be set forth on Section 4.13(a) to the Seller Disclosure Letter, and all such Intellectual Property is subsisting, valid, and enforceable. No Seller has granted any Person any right to control the prosecution or registration of any Owned Intellectual Property, or to commence, defend, or otherwise control any Proceeding with respect to any Owned Intellectual Property.
(b)Sellers own, or have a valid right to use, free and clear of all Liens (other than Permitted Liens), all Business Intellectual Property. All Owned Intellectual Property is owned exclusively by Sellers, free and clear of any Liens (other than Permitted Liens) or adverse interest of other Persons (including current or former employees, third party agents, or contractors). None of the Owned Intellectual Property and, to Sellers’ Knowledge, no other Business Intellectual Property is subject to any Proceeding, or any Contract entered into in settlement of such Proceeding, restricting the use, transfer, licensing, or exploitation by any Seller. No Seller has granted any exclusive licenses to or exclusive rights under any Business Intellectual Property.
(c)The conduct of the Business has not infringed, diluted, misappropriated, or otherwise violated the Intellectual Property rights of any Person, and no Person is infringing, misappropriating, or otherwise violating any Business Intellectual Property.
(d)There has been no Proceeding of infringement, dilution, misappropriation, or other violation, asserted or, to the Sellers’ Knowledge, threatened (including in the form of offers or invitations to obtain a license) against any Seller (or any Principal with respect to the Business or any Business Intellectual Property), and to the Sellers’ Knowledge there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for any such Proceeding.
(e)The Owned Intellectual Property, together with the Intellectual Property licensed to Sellers pursuant to the Inbound Licenses and the Intellectual Property that is comprised of rights of publicity, privacy, rights of personal information, moral rights, or rights of attribution, and integrity, include all of the Intellectual Property used or necessary for the conduct of the Business as conducted as of the Closing and at any time during the 12 months immediately preceding the Closing. Except as set forth in Section 4.3(a) or Section 4.3(b) of the Seller Disclosure Letter, Sellers have the right to use any Inbound License used in the operation of the Business as currently conducted and Buyer will have the same rights immediately after the Closing. No Seller has implemented in its Software any derivative works of Inbound Licenses in any manner that would be prohibited under the applicable Inbound License.
(f)Any current or former employee, independent contractor, or manager of any Seller or the Business that has invented, created, developed, or reduced to practice any Owned Intellectual Property (each a “Contributor”) has executed a valid and enforceable written agreement substantially in the form provided to Buyer that (i) assigns to such Seller all right, title, and interest in and to any and all Intellectual Property relating to the Business that is invented, created, developed, or reduced to practice by such Contributor in the course of his or her activities for such Seller or during working hours for such Seller or using the resources of such Seller and (ii) contains provisions consistent with industry standards designed to prevent unauthorized disclosure of such Seller’s trade secrets. No party to any such written agreement has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope, or applicability of any such agreement. All Owned Intellectual Property that was invented, created, developed, or reduced to practice by any current or former employee, independent contractor, or manager of any Seller or the Business prior to such Person’s employment by or contractual relationship with any Seller has been assigned to such Seller pursuant to a written agreement, copies of which agreements have been provided to Buyer.
(g)Sellers take commercially reasonable measures consistent with industry standards to protect the confidentiality of trade secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(h)No current or former Affiliate, partner, manager, equity holder, officer, consultant, or employee of any Seller will, after giving effect to the Transactions, own or retain any rights to use or otherwise exploit any of the Business Intellectual Property. The consummation of the Transactions will not (i) result in the loss or impairment of or payment of any additional amounts with respect to, require the consent or approval of any other Person in respect of, or give rise to any right of any Person to terminate or alter, any Seller’s right to own, use, or hold for use any Business Intellectual Property as presently owned, used, or held for use in the conduct of the Business, (ii) materially violate or result in the material breach, modification, cancellation, acceleration, termination, or suspension of any of the Inbound Licenses or Outbound Licenses, or (iii) result in the material violation of any applicable Privacy Laws/Policies. Following the Closing, Buyer will be permitted to exercise all of the rights previously held by Sellers under all Inbound Licenses and Outbound Licenses to the same extent that Sellers would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties, or payments that Sellers would otherwise be required to pay had the Transactions not occurred. Except as set forth on Section 4.13(h) to the Seller Disclosure Letter, this Agreement nor the Transactions will result in (1) any Person being granted rights or access to, or the placement in or release from escrow of, any source code or other technology, (3) Buyer being bound by, or subject to, any non-compete, or (4) Buyer being obligated to pay any royalties or other amounts based on terms to any third party in excess of those payable by Sellers prior to the Closing Date.
(i)Sellers have taken commercially reasonable steps and implemented commercially reasonable processes designed to protect its information technology systems from (i) the inclusion of any device or feature designed to disrupt, disable, permit unauthorized access, or otherwise harm, damage, or impair Software, hardware, or data and (ii) unauthorized access, use, modification, or other misuse. During the past six years, there have been no material security breaches in the information technology systems of any Seller, and there have been no disruptions in any of the information technology systems of any Seller that have materially and adversely affected the Business or operations of such Seller. Sellers maintain commercially reasonable disaster recovery and security processes.
(j)Sellers have provided copies of their current privacy policies to the Buyer. No Seller has purchased, licensed, transferred, sold, rented, or otherwise made available any Personal Information (including name, address, telephone number, or email address) of any natural Person to any Person except in accordance in all material respects with all applicable Privacy Laws/Policies, including in relation to conducting background checks on any Person. Sellers have at all times complied in all material respects with all applicable Privacy Laws/Policies. No Proceedings have been asserted or, to Sellers’ Knowledge, threatened during the past six years against any Seller (or any Principal as it relates to the Business) alleging a violation of any Person’s privacy, data rights, or other rights with respect to such Person’s Personal Information or any applicable Privacy Laws/Policies. Sellers have implemented and maintained commercially reasonable business processes designed to provide reasonable confidence that Sellers comply in all material respects with all applicable Privacy Laws/Policies.
(k)Section 4.13(k) to the Seller Disclosure Letter lists all Open Source Software that has been incorporated into, integrated with, combined with, or linked to any Business Intellectual Property in any way, or from which any Business Intellectual Property was derived. No Seller has used Open Source Software in any manner that, with respect to any Business Intellectual Property (excluding the Open Source Software itself), does or is reasonably expected to (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, obligations for any Seller with respect to Business Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Business Intellectual Property. Sellers have been and are in compliance with all applicable licenses with respect to any Open Source Software that is currently or has been used by Sellers in any way.
(l)Neither any Seller nor any other Person acting on their behalf have disclosed, delivered, or licensed to any Person, agreed to disclose, deliver, or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code for any Business Intellectual Property, except for disclosures to employees, contractors, or consultants under written agreements that prohibit use or disclosure except in the performance of services to any Seller.
(m)There are no defects, malfunctions, or nonconformities in any of the commercially available Owned Intellectual Property that have or would be reasonably likely to materially disrupt their commercial availability, except for such defects, malfunctions, or nonconformities that can be fixed in the Ordinary Course without incurring material costs or expenses.
(n)No Seller has incorporated, and, to Sellers’ Knowledge, no other Person has incorporated, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or deletion of any Business Intellectual Property or data or other Software of users (“Contaminants”) into any Business Intellectual Property. Sellers have taken commercially reasonable steps to prevent the introduction of Contaminants into any Business Intellectual Property.
(o)Except as set forth on Section 4.13(o) to the Seller Disclosure Letter, Seller does not use AI Technology or AI Development Tools in the operation of the Business, including in connection with the processing of any Personal Information provided or made available to, or otherwise accessible by, any Seller by, about, or on behalf of any customers of any Seller or any other third parties.
(p)No Seller has deployed, implemented, or used third-party cookie, software development kit, pixel or other tracking technology (“Tracking Technology”) on any websites owned, operated, controlled, or otherwise used by such Seller in connection with its Business. No Seller engages in any practice that constitutes “selling,” “sharing,” “targeted advertising,” or other similarly regulated activity under Privacy Laws/Policies. Sellers’ use of Tracking Technologies has been and remains in compliance with Privacy Laws/Policies.
Section 4.14Taxes.
(a)Except as set forth on Section 4.14(a) of the Seller Disclosure Letter, each Seller has timely filed (including extensions) all Tax Returns that it was required to file with respect the assets or the operation of the Business. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes owed by any Seller with respect to the assets and the operation of the Business (whether or not shown or required to be shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction with respect to the assets or the operations of the Business. Except for Permitted Liens, there are no Liens on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax, and, to Sellers’ Knowledge, no Tax authority is in the process of imposing any Liens (except for Permitted Liens) for Taxes on any of the assets of any Seller. No Seller has waived or agreed to waive any statute of limitations in respect of Taxes, and no Seller is subject to any extension of time with respect to a Tax assessment or deficiency with respect to the assets or the operation of the Business.
(b)Except as set forth on Section 4.14(b) of the Seller Disclosure Letter, there is no dispute or claim concerning any Liability for Taxes of any Seller with respect to the assets or the operation of the Business claimed or raised by any Governmental Authority that (i) has not been resolved in full or (ii) to Seller’s Knowledge, is threatened.
(c)None of the Assumed Liabilities consist of an obligation to pay the Taxes of any Person, as a transferee or successor, by Contract, or otherwise, except for obligations associated with Assumed Contracts entered in the Ordinary Course and the primary subject of which is not Taxes.
(d)All Taxes required to have been withheld and paid by any Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, partner, member, owner or other third party and relating to the assets or the operation of the Business have been paid in full.
(e)Each Seller has complied in all material respects with all Laws with respect to the collection and payment of sales and use Taxes, including receipt and retention of applicable exemption certificates.
Section 4.15Employment Matters.
(a)Section 4.15-1 to the Seller Disclosure Letter sets forth an accurate and complete list of all employees of the Business (including those on leave of absence or layoff status) (collectively, the “Business Employees”), and sets forth for each such Business Employee the following information, as applicable: (i) name; (ii) title or position (including whether full or part time)); (iii) hire or engagement date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; (vi) a description of the fringe benefits and welfare plan benefits provided to each such employee; (vii) classification under FLSA; and (viii) status as “active” or “on leave”. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any material payment (including severance, bonus, or change in control) becoming due to any Business Employee under any agreement or understanding, whether written or verbal, except for payment of Accrued Compensation and PTO Amounts upon termination of employment pursuant to Section 6.5(c). Any individual performing services for any Seller who has been classified as an independent contractor, whether as an employee of some other entity whose services are leased to such Seller or as any other non-employee category, has been correctly so classified and is not an employee of such Seller. No Seller or Principal has received notice of any claim or threatened claim that an employeremployee relationship exists between any Seller and any such individual. The amounts accrued on the books and records of any Seller for commissions and other fees payable to agents, salespeople and representatives, vacation pay, and sick pay will be adequate, in the aggregate, to cover each of the Liabilities of such Seller for all such items as of immediately prior to Closing. Except as set forth on Section 4.15-2 to the Seller Disclosure Letter, no Seller has any employment agreement, written or oral, with any person or other agreement dealing with compensation or employee benefits in any form (including any eligibility for any severance compensation or benefits) in effect between the employee and such Seller.
(b)To Sellers’ Knowledge, no Business Employee or group of Business Employees has any current plans to terminate employment with any Seller (including as a result of the Transactions). Each Seller is and has been during the past six years in compliance with all applicable Laws relating to the employment of labor or employment relations, including all such laws relating to fair employment practices, equal employment opportunities, wages and hours, immigration, leaves of absence, prohibited discrimination and retaliation, workers compensation, workplace safety, or other similar employment activities. There are no administrative charges, arbitration complaints, or court complaints pending or, to the Sellers’ Knowledge, threatened against any Seller (or Principal as it relates to the Business) before the U.S. Equal Employment

Opportunity Commission or any federal, foreign, state, or local court or agency or arbitration body concerning alleged employment discrimination or any other matters relating to the employment of labor or employee relations. Each Seller has during the past six years paid all of its employees in accordance with the requirements of the FLSA and regulations thereunder, as well as applicable state Law. Within the past six years, no Seller has implemented any employee layoff that could implicate the Worker Adjustment and Retraining Notification Act or any similar Law, and no such layoffs will be implemented without advance written notification Buyer.
(c)Each employee hired by any Seller in the United States after November 8, 1986, and employed in the United States has completed, and such Seller has retained, a Form I-9 in accordance with applicable U.S. federal Laws.
(d)No Seller is, or has ever been, a party to, bound by, or negotiating any collective bargaining or other Contract with any a union, works council, labor organization, or similar organization (collectively, a “Union”) in connection with the Business or any employee of such Seller (including any Business Employee), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller employed in the operation of the Business (including any Business Employee). None of the work performed by any employee of any Seller (including any Business Employee) or upon any of the Purchased Assets has been certified by the National Labor Relations Board as bargaining unit work. There are no pending grievances or arbitrations pursuant to any collective bargaining agreement between any Seller and any Union or employee of any Seller (including any Business Employee).
(e)In the past six years there has not been any allegation or threatened allegation of sexual harassment, sexual misconduct, or discrimination against any current or former director, manager, officer, or employee of any Seller (including any Business Employee). In the past six years, neither any Seller nor any Principal has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual misconduct, or discrimination by any current or former director, manager, officer, employee, independent contractor, or other service provider of any Seller (including any Business Employee).
Section 4.16Employee Benefits.
(a)Section 4.16 to the Seller Disclosure Letter sets forth an accurate and complete list of all benefits received by any current or former employee or independent contractor of any Seller (or any of their respective beneficiaries), as well as a list of all employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation, and other similar fringe or employee benefit plans, programs, or Contracts (i) sponsored, maintained, contributed to, or required to be contributed to, or entered into by any Seller or any ERISA Affiliate for the benefit of, or relating to, any current or former director, officer, employee, or independent contractor of any Seller or any ERISA Affiliate (or any of their respective beneficiaries), or (ii) under which any Seller or any ERISA Affiliate has or could have any present or future Liability (collectively, the “Benefit Plans”).
(b)Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and, to the Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in the loss of such qualified status or tax-exempt status.
(c)No Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, or (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, and no Seller or any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to any plan described in clauses (i), (ii), or (iii) of this Section 3.14(c). The execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions will not result in a withdrawal from any plan described in clauses (i), (ii), or (iii) of this Section 4.16(c) and will not result in any withdrawal Liability under ERISA, the Code, other applicable Laws, or the terms of any Benefit Plan.
(d)Neither any Seller nor any ERISA Affiliate has taken any action and, to the Sellers’ Knowledge, no circumstance exists that could result in Buyer or any Person that is considered a single employer with Buyer under Section 414 of the Code being party to or bound by any Benefit Plan following the Closing. Neither Buyer nor any Person that is considered a single employer with Buyer under Section 414 of the Code will have any obligation or Liability with respect to any Benefit Plan after the Closing.
(e)Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. No Seller has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.
Section 4.17Real Property. No Seller owns or holds any interest in any real property (whether owned or leased).
Section 4.18Related Party Transactions. Section 4.18-1 to the Seller Disclosure Letter sets forth all Contracts between any Seller, on the one hand, and any Principal or any of their respective Affiliates, including any other Seller, or any of their immediate family members, on the other hand (each a “Related Party Transaction”). Except as set forth and described on Section 4.18-2 to the Seller Disclosure Letter, none of the assets or properties (real, personal, or mixed, tangible or intangible) used by any Seller are owned by any Principal or any of their respective Affiliates (other than a Seller) or any of their immediate family members. Without limiting the generality of the foregoing sentence, neither any Principal nor any of their respective Affiliates (other than a Seller) or immediate family members owns any right, title, or interest in or to any Software used by any Seller in the Business (excluding commercially available off-the-shelf software) or other Business Intellectual Property.
Section 4.19No Brokers. Neither any Seller nor any Principal has engaged any broker, agent, or finder in connection with the Transactions and has not incurred, and has no Liability with regard to, any fees, commissions, or other similar payments, contingent or otherwise, payable to any broker, finder, or agent as a result of the consummation of the Transactions.
Section 4.20No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT (SUBJECT TO THE SELLER DISCLOSURE LETTER IN ACCORDANCE WITH Section 8.10), NONE OF THE SELLERS, PRINCIPALS OR ANY OF THEIR AFFILIATES MAKES ANY OTHER REPRESENTATION OR WARRANTY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, IN RESPECT OF THE PURCHASED ASSETS, THE BUSINESS OR ANY OTHER ASSET OR BUSINESS OF THE SELLERS OR ANY OF THEIR AFFILIATES, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to and for the benefit of each Seller and Principal as follows:

Section 5.1Organization; Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the power to own its properties and assets and carry on its business as it is presently being conducted.
Section 5.2Authority; Enforceability. Buyer has the necessary power and authority to enter into, execute, and deliver, and to perform all of its obligations under, this Agreement and the Buyer Transaction Documents, and such actions have been duly and validly authorized by PPS and all requisite limited liability company action. This Agreement and the Buyer Transaction Documents constitute, assuming due authorization, execution, and delivery by the other parties thereto, the valid and binding obligations of Buyer (and PPS, as applicable) and are enforceable against Buyer (and PPS, as applicable) in accordance with their terms, subject to the Enforceability Exceptions.
Section 5.3No Conflicts. The execution, delivery, and performance of this Agreement and the Buyer Transaction Documents by Buyer (or PPS, as applicable) will not (a) result in a violation or breach of any provision of governing documents of Buyer or PPS or (b) violate any Law or Order applicable to Buyer or PPS, in each case, that would have a material adverse effect on the ability of Buyer to consummate the Transactions.
Section 5.4Litigation. There is no Order or Proceeding pending against Buyer or any of its Affiliates that, if adversely determined, would have a material adverse effect on Buyer’s ability to consummate the Transactions.
Section 5.5Brokers or Finders. Neither Buyer nor any of its Affiliates has engaged any broker, agent, or finder in connection with the Transactions, and none of them has incurred, or has any Liability with regard to, any fees, commissions, or other similar payments, contingent or otherwise, payable to any broker, finder, or agent as a result of the consummation of the Transactions
Section 5.6Independent Investigation. Buyer acknowledges and agrees that it has conducted, to its satisfaction, its own independent investigation of the Purchased Assets, the Business, and the operations and financial condition of the Sellers and, in making its determination to proceed with the Transactions, (a) Buyer has relied solely on the results of its own independent investigation and the express representations and warranties set forth in this Agreement, as qualified by the Seller Disclosure Letter, and the other Transaction Documents, and Buyer has not relied on any other representation or warranty in connection with the Transactions, (b) none of the Sellers, Principals or any other Person has made or makes any other express or implied representation or warranty in connection with the Transactions, either written or oral, or arising from any Law, on behalf of or regarding any Seller, any Principal, the Business or the Purchased Assets, except for the representations and warranties expressly set forth in this Agreement, as qualified by the Seller Disclosure Letter, and the other Transaction Documents, and (c) none of the Sellers, Principals or any other Person acting on behalf of any such Person has made or makes any representation or warranty to Buyer or any other Person with respect to any projections, forecasts, future profitability or future earnings performance of the Business, the Purchased Assets or the Sellers.
Article 6
COVENANTS
Section 6.1Nonassignable Assets.
(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 6.1, to the extent that the sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset, including any Assumed Contract, would result in a violation of applicable Law or would require the consent, authorization, approval, or waiver of a Person (including any Governmental Authority), and such consent, authorization, approval or waiver has not been obtained prior to the Closing, such Purchased Asset, including any such Assumed Contract (collectively, the “Nonassignable Assets”), will not be deemed sold, assigned, transferred, or conveyed at the Closing. In such case, (i) the beneficial interest in or to such Nonassignable Assets (collectively, the “Beneficial Rights”) will in any event pass to Buyer at the Closing; and (ii) pending such consent or approval, Buyer shall discharge the Liabilities of each Seller under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for such Seller, and such Seller shall act as Buyer’s agent in the receipt of, and pay to Buyer promptly, any benefits, rights, or interest received from the Beneficial Rights.
(b)Following the Closing, the Parties shall use commercially reasonable efforts to obtain any consent, authorization, approval or waiver, or any release, substitution or amendment required to effect the legal and valid sale, transfer, or assignment of all Nonassignable Assets underlying the Beneficial Rights to Buyer without any change in any of the material terms or conditions of such Nonassignable Assets. Sellers and Principals shall make or complete such transfers as soon as reasonably possible after the Closing and cooperate with Buyer in any other reasonable arrangement designed to provide Buyer with the benefits of such Nonassignable Assets, including enforcement at the cost and for the account of Buyer of any and all rights of any Seller or Principal against the other Person with respect to any Nonassignable Assets.
Section 6.2Restrictive Covenants.
(a)Each Seller and Principal hereby severally agrees that, during the three-year period immediately following the Closing Date (the “Competitive Restricted Period”), such Seller or Principal, as applicable, shall not, without the express written consent of Buyer, directly or indirectly (whether on its own behalf or by, through, or for the benefit of any other Person), engage anywhere within the United States (the “Restricted Territory”), in any capacity (whether as owner, part-owner, shareholder, member, partner, director, manager, officer, trustee, employee, agent, or consultant, or in any other capacity), in any business, organization, or Person whose business, activities, products, or services are the same as, or compete with, the Business; provided, however, that nothing in this Section 6.2(a) shall prohibit any Seller or Principal from being a passive owner of not more than 2% of the outstanding stock of any class of another corporation that is publicly traded, so long as such Seller or Principal does not have any active participation in the business of such corporation or shall prohibit any Seller or Principal from owning and passively managing (i.e., without any further acquisitions of residuals or merchants or further marketing or selling, directly or indirectly, of any credit and debit card processing or processing-related services to merchants) the Excluded Portfolio.
(b)Each Seller and Principal hereby severally agrees that, during the five-year period immediately following the Closing Date (the “Solicitation Restricted Period”), such Seller or Principal, as applicable, shall not, without the express written consent of Buyer, directly or indirectly (whether on its own behalf or by, through, or for the benefit of any other Person):
(i)solicit, divert, take away, or attempt to solicit, divert, or take away, any of the customers (or their Affiliates) or actively sought prospective customers (or their Affiliates) of the Business either (1) with whom any Seller or Principal has had material business contact with respect to the Business during the 24-month period immediately preceding the Closing Date, or (2) that are or were a party to the any of the Revenue Agreements, or the respective Affiliates of the Persons described in (1) and (2) above; or
(ii)solicit or hire, or encourage the solicitation or hiring by any Person other than Buyer of, any Business Employee or any other employee of Buyer or any of its Affiliates for any position as an employee, independent contractor, consultant, or otherwise.
(c)During the Solicitation Restricted Period, no Principal will directly or indirectly (whether on its own behalf or by, through, or for the benefit of any other Person) disparage, criticize, or otherwise make any derogatory statements regarding Buyer, its Affiliates, or any Persons’s known by such Principal to be members, officers, managers, directors, employees, or agents of any of the foregoing.
(d)If any Seller or Principal violate any provisions or covenants of this Section 6.2, the duration of the restrictions in this Section 6.2 will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated and, if Buyer seeks relief from such violation before any Governmental Authority, then the duration of restrictions in this Section 6.2 will be extended for a period of time equal to the pendency of such Proceedings, including all appeals.
(e)If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.2 is invalid or unenforceable, then the Parties hereby agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Each Seller and Principal acknowledges that this Section 6.2 is reasonable and necessary to protect and preserve Buyer’s and its Affiliates’ legitimate business interests. Each Seller and Owner also acknowledge that the Business and the businesses engaged in by Buyer and its Affiliates have a worldwide geographic scope.
(f)The Parties hereby agree that the remedy of damages at Law for the breach of any of the covenants contained in this Section 6.2 is an inadequate remedy and that neither any Seller nor any Principal will challenge the enforceability or reasonableness of the covenants set forth in this Section 6.2. In recognition of the irreparable harm that a violation by any Seller or Principal of any of the covenants, agreements, or obligations under this Section 6.2 would cause Buyer or its Affiliates, each Seller and Principal hereby agrees that, in addition to any other remedies or relief afforded by Law, an injunction against an actual or threatened violation or violations may be issued against such Seller or Principal without posting a bond or other security. In the event of an action to enforce the covenants in this Section 6.2, Buyer will be entitled to be reimbursed for attorney’s fees incurred by Buyer with respect to such action. Each Seller and Principal hereby acknowledges and expressly consents to the governing law and exclusive jurisdiction provisions set forth in Section 8.8 with respect to this Section 6.2.
Section 6.3Confidentiality.
(a)Each Seller and Principal will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with enforcing their respective rights under this Agreement, and promptly deliver to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in such Party’s possession and included in the Purchased Assets. In the event that any Seller or Principal is requested or required (by oral question or request for information or documents in any Proceeding by any Governmental Authority) to disclose any Confidential Information, such Seller or Principal will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3. If such protective order is not obtained, or if and to the extent Buyer waives such prohibition, such Seller or Principal may make such disclosure. Notwithstanding anything herein to the contrary, each Party to this Agreement (and each employee, representative, and other agent of such Party) may disclose Confidential Information to their counsel, accountants or tax or other advisors, in each case, to the extent reasonably necessary to complete their legal, regulatory, Tax or accounting obligations and in connection with asserting or defending its legal rights hereunder.
(b)Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), neither any Seller nor any Principal will be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of Law or (ii) in a complaint or other filing filed in a Proceeding if such document is made under seal. Further, if any Principal files a lawsuit for retaliation by an employer for reporting a suspected violation of Law, such Principal will be are permitted to disclose the trade secret to such Principal’s attorney and use the trade secret information in the court Proceeding, if such Principal files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement, including this Section 6.3, is intended to limit or will be used in any way to limit any Person’s right to communicate or cooperate with, or provide information to, any Governmental Authority, as provided for, protected under, or warranted by applicable Law.
Section 6.4Record Maintenance. Buyer shall maintain any and all records, data, and other information relating to the Business that Sellers provide to Buyer and that Sellers are required to maintain pursuant to applicable Law and any other information and detail and books and records of Buyer (and, to the extent applicable, its Affiliates), as related to the Business or the Purchased Assets after Closing or that otherwise would reasonably be expected to be relevant to support and confirm the calculations with respect to any Earnout Payment or Incentive Payment(collectively, the “Payment Processing Information”), in each case consistent with Buyer’s current record retention policies. Buyer covenants and agrees that it shall provide access to the Payment Processing Information to Sellers (at their sole cost and expense) as Sellers may reasonably request from time to time in a manner that does not unreasonably interfere with the business or operations of Buyer or any of its Affiliates.
Section 6.5Transferred Employees.
(a)Effective as of the Closing Date, Sellers shall terminate the employment of all the Business Employees. Except as otherwise provided in this Agreement, Sellers will be solely responsible for any Liabilities relating to such terminations, including any Liabilities under the WARN Act, and any such Liabilities will be deemed an Excluded Liability. Prior to the Closing Date, Buyer (or one of its Affiliates) shall determine, in its sole discretion, which of the Business Employees it desires to employ after the Closing and shall make offers of employment to all such Business employees on substantially the same cash compensation terms as are in effect for such Business Employees prior to the Closing Date, which employment, if accepted by any such Business Employees, shall be effective as of the Closing Date. The Business Employees who accept employment with and become employees of Buyer (or one of its Affiliates) as of or promptly following the Closing Date are referred to in this Agreement as “Transferred Employees”. Buyer’s or its Affiliate’s offers of employment may, in its sole discretion, take into account the service and duration of employment of such Business Employees with Sellers, except as otherwise provided in Section 6.5(g) below with respect to Buyer Benefit Plans. Sellers shall be solely responsible for (i) giving such Business Employees (including any Transferred Employee) all necessary WARN Act notices required of any Seller by applicable Law, and (ii) any Liabilities arising from any failure to give any such notices. For the avoidance of doubt, the Employment Agreements shall be effective upon Closing with respect to the Buyer’s employment of the Principals (respectively) after Closing and shall control to the extent of any inconsistency with this Section 6.5.
(b)Sellers shall satisfy, or cause its insurance carriers to satisfy, all valid claims for benefits, whether insured or otherwise (including workers’ compensation, life insurance, medical, and disability programs), under any Benefit Plan brought by, or in respect of all current and former employees of any Seller (including any Business Employee), or beneficiary or dependent thereof, that arise out of events occurring on or prior to or, solely with respect to all current and former employees of any Seller other than the Transferred Employees, after, the Closing Date in accordance with the terms and conditions of such programs or applicable Laws or Orders without interruption as a result of the employment by Buyer (or one of its Affiliates) of the Transferred Employees as of the Closing.
(c)As of the Closing, Sellers shall pay to each Transferred Employee (i) the amount (as of the Closing Date) of all earned or accrued salary, wages, bonuses, incentive compensation, and any other compensation or payroll items (including deferred compensation) of such Transferred Employee (collectively, “Accrued Compensation”) and (ii) to the extent required under applicable Law and applicable policies of the Seller the monetary equivalent (as of the Closing Date) of all earned or accrued unused vacation, personal pay, sick pay, and other paid time off of such Transferring Employee (collectively the “PTO Amounts”).
(d)The Parties agree to utilize, or cause their respective Affiliates to utilize, the “standard procedure” set forth in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 (the

“Standard Procedure”) for wage reporting with respect to the Transferred Employees. Each Party shall supply the other parties with such information reasonably necessary to comply with the Standard Procedure (the “Necessary Information”). Notwithstanding the foregoing, the Party receiving Necessary Information shall not assume any Liability with respect to such Necessary Information, and all such Liabilities shall be the sole responsibility of the Party providing Necessary Information. Each Party shall pay such respective Liabilities of such Party as and when due. Each Party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign, or other Laws.
(e)Notwithstanding anything to the contrary in this Agreement, each Seller and Principal (on its own behalf, and on behalf of all of its Affiliates, successors, and assigns) hereby releases, waives, and discharges, and agrees not to sue or otherwise pursue, any and all claims, known and unknown, that any Seller or Principal may have against Buyer (or any of its Affiliates) or any Transferred Employee arising out of or relating to any such Transferred Employee’s employment with Buyer, including all claims arising under any Contract containing any non-competition, confidentiality, or similar provisions.
(f)Effective as of the Closing Date, the Buyer shall assume all responsibilities and obligations for continuation coverage under Sections 601 through 608 of ERISA (“COBRA Obligations”) and any state continuation coverage requirements with respect to the Transferred Employees and their beneficiaries for whom a “qualifying event” under COBRA occurs after the Closing during such Transferred Employees’ employment with Buyer. The Sellers shall retain responsibility for COBRA Obligations for any of their covered employees and their eligible beneficiaries (in each case, other than with respect to any Transferred Employees and their beneficiaries) for whom a “qualifying event” under COBRA occurs at or prior to the Closing, including any “M&A qualified beneficiaries” (within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-4(a)).
(g)From and after the Closing Date, Buyer shall use commercially reasonable efforts to cause all of the Transferred Employees and their dependents to be eligible to participate in such employee benefit plans, programs, policies, and arrangements (excluding any bonus or other incentive programs) as are made available by Buyer to its similarly situated employees, or which are substantially comparable to such plans, programs, policies, and arrangements (excluding any bonus or incentive programs), subject to the terms of such plans, programs, policies, and arrangements (the “Buyer Benefit Plans”). From and after the Closing Date, Buyer shall use commercially reasonable efforts to cause all of the Buyer Benefit Plans to provide that (i) all service of the Transferred Employees completed prior to the Closing Date with any Seller or with any ERISA Affiliate of any Seller will be recognized under each such Buyer Benefit Plan as if it were service with Buyer for purposes of eligibility to participate in the Buyer Benefit Plans and vesting of benefits thereunder, but not for purposes of benefit accrual under any Buyer Benefit Plan that is a defined benefit plan, and only to the extent that such service was credited for the same purpose for such Transferred Employees under the corresponding Benefit Plans as of the Closing Date and would not result in duplication of benefits, (ii) any waiting or eligibility periods or exclusions for pre-existing conditions under the Buyer Benefit Plans that are “welfare benefit plans” (as defined in Section 3(1) of ERISA) be waived (to the extent permitted by the insurer, if any) with respect to such Transferred Employees and their eligible dependents, and (iii) for the year in which the Closing Date occurs, the amount of any year-to-date deductibles incurred by a Transferred Employee prior to the Closing Date under Sellers’ plans be credited (to the extent permitted by the insurer, if any) toward satisfaction of any deductibles under the Buyer Benefit Plans that are “welfare benefit plans” (as defined in Section 3(1) of ERISA). The foregoing shall not constitute any commitment, contract, understanding, undertaking or guarantee (express or implied) on the part of Buyer to maintain or establish any Buyer Benefit Plan or on the part of Buyer or any Seller to continue the employment of any employee of such Seller for any duration or prevent Buyer from terminating, or modifying the terms of employment of, any employees, or terminating or modifying to any extent any Buyer Benefit Plan that it may establish or maintain.
(h)This Section 6.5 is binding upon and inures solely to the benefit of the Parties, and nothing in this Section 6.5, express or implied, confers upon any other Person (including any

Transferred Employee) any rights or remedies of any nature whatsoever under or by reason of this Section 6.5. Nothing in this Section 6.5, express or implied, will be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement, including the Benefit Plans. The Parties acknowledge and agree that the terms set forth in this Section 6.5 do not create any right in any employee of any Seller (including any Transferred Employee) or any other Person to any continued employment or engagement with any Seller, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 6.6Tax Matters. All sales, use and other transfer Taxes, if any, arising out of or in connection with the Transactions shall be apportioned in equal parts between Sellers, on one hand, and Buyer, on the other hand. The party legally required to file (the “Filing Party”) shall, at such party’s expense, timely file all Tax Returns and other documents with respect to such transfer Taxes and timely pay all such transfer Taxes (and the other party (the “Non-Filing Party”) shall cooperate with respect thereto to the extent reasonably necessary); provided that the Filing Party (a) shall provide copies of all such Tax Returns to the Non-Filing Party no less than 30 days prior to the filing of such Tax Returns, and (b) shall reasonably consider any revisions or comments to such Tax Returns as reasonably requested by the Non-Filing Party in writing. In addition, all personal property, real property, ad valorem and other similar Taxes (other than and excluding income Taxes) levied with respect to the Purchased Assets for any taxable period that begins before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between Sellers, on one hand, and Buyer, on the other hand, based on the number of days included in such Straddle Period through and including the day immediately prior to the Closing Date and the number of days included in such Straddle Period including and after the Closing Date, respectively. Buyer and Sellers shall cooperate, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns with respect to Taxes addressed in this Section 6.6.
Section 6.7Release of Claims. Effective upon the Closing, each Seller and Principal, on its own behalf and on behalf of their respective past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, insurers, attorneys, successors and assigns (collectively, the “Seller Releasing Parties”), hereby release, remise, acquit and forever discharge (a) Buyer and its past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, insurers, attorneys, successors and assigns, and each of its and their respective directors, managers, officers, employees, attorneys, contractors, subcontractors, independent contractors, owners, and insurance companies (collectively, the “Buyer Released Parties”), from any and all claims, demands, causes of action, disputes, controversies, suits, cross-claims, torts, losses, attorneys’ fees and expenses, obligations, agreements, covenants, damages, Liabilities, costs and expenses arising on or prior to the Closing Date, whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether damage has resulted or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description, including any claim by way of indemnity or contribution, which any Seller Releasing Party has, may have had or may hereafter assert against any Buyer Released Party and (b) any claim, right, or interest of any Seller or Principal (whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description) in the Purchased Assets; provided that, notwithstanding the foregoing, Seller Releasing Parties do not in any event release (i) any Buyer Released Party from its obligations (and the Sellers, Principals and Seller Representative shall retain all their rights) under this Agreement or any other Transaction Documents, or (ii) rights of Sellers, Principals or the Seller Representative that constitute Excluded Assets, or that otherwise relate to any Excluded Liabilities or any matter subject to indemnification under Article 7 hereof.

Section 6.8Public Announcement. Sellers, Principals, and Seller Representative, on the one hand, and Buyer, on the other hand, may not issue any press release or otherwise make any public statement with respect to this Agreement, the Transaction Documents, or the Transactions without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided that Buyer may, without the prior written consent of Sellers, Principals, or Seller Representative, make such public statement or other disclosure as may, upon the advice of counsel, be required by applicable

Law, stock exchange requirements, or similar requirements, provided that it makes reasonable efforts to provide Sellers with a draft at least 24 hours in advance and reasonably considers the Sellers comments thereto. Notwithstanding the foregoing, Buyer may disclose the terms of this Agreement and the Transactions after the Closing (a) to its authorized representatives, employees, customers, suppliers, equity holders, and affiliates and (b) to its or its Affiliates, auditors, attorneys, financing sources, potential investors, or other agents or any other Person to whom Buyer discloses such information in the Ordinary Course (so long as such Persons are obligated or instructed to keep such information confidential).
Section 6.9Further Assurances.
(a)Each of the Parties shall, at any time after the Closing, at the request of another Party and without further consideration, execute and deliver such additional documents, further instruments of assignment, transfer, or assumption and take such further action as the other may reasonably request to more effectively transfer, reduce to possession, or record title to the Purchased Assets and to carry out the intent of this Agreement and the Transaction Documents and give effect to the Transactions and the Transaction Documents.
(b)In furtherance of the preceding Section 6.9(a), on or as promptly as is reasonably possible (and, in no event, more than two Business Days after Buyer’s request therefor), Sellers shall use best efforts to execute and deliver to all appropriate counterparties redirection agreements in form and substance reasonably acceptable to Buyer that redirect revenues, including Residuals, from Sellers’ and, if applicable, any Principal Entities’, bank accounts into Buyer’s bank account. Each Seller and Principal hereby constitutes and appoints Buyer as its true and lawful attorney, with full power of substitution, in the name of such Seller or Principal or otherwise, and on behalf and for the benefit of Buyer, to: (i) demand and receive from time to time any and all of the Purchased Assets; (ii) to give receipts and releases for in respect of the same or any part thereof; (iii) collect for its account all receivables and other items transferred hereunder; to endorse checks and other instruments; and (iv) execute such other documents and take such other action as may be reasonably necessary or desired from time to time to carry out the conveyance of the Purchased Assets, in each case, in connection with the Business and the Purchased Assets. Each Seller and Principal hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable.
(c)If payment or credit on account of any receivable or other asset that constitutes an Excluded Asset is received by Buyer or any of its Affiliates, Buyer shall hold (or cause such Affiliate to hold) such payment or credit in trust for Sellers and promptly transfer (or cause such Affiliate to transfer) to Seller Representative cash in the amount of any such payment or credit. Likewise, if payment or credit on account of any receivable or other asset that constitutes a Purchased Asset is received by Seller or any of its Affiliates, Seller and Principals shall hold (or cause such Affiliate to hold) such payment or credit in trust for Buyers and promptly transfer (or cause such Affiliate to transfer) to Buyer cash in the amount of any such payment or credit.
Section 6.10Merchant Pricing. For so long as there has not been a final determination in accordance Article 7 and Section 8.8(b) (by mutual written agreement of Buyer and the Seller Representative, such agreement not to be unreasonably withheld, or a final, non-appealable judgment of a court with jurisdiction under Section 8.8) that any Seller or Principal has breached any of its obligations in Section 6.2 of this Agreement, then following the Closing and until the end of the Measurement Periods, Buyer hereby agrees that, notwithstanding anything herein to the contrary, the Seller Representative shall retain the right to direct the pricing for all Merchants in the Portfolio and to direct the implementation of periodic price increases and other pricing actions with respect to the Business consistent with the Ordinary Course (“Pricing Actions”); provided, however, that Buyer shall only be required to implement such Pricing Actions after (1) the Seller Representative provides Buyer with written notice of any desired Pricing Action and (2) the completion of a commercially reasonable amount of time (e.g., 10 Business Days unless Buyer reasonably requests otherwise) following such written notice, during which Buyer shall have the opportunity to discuss the desired Pricing Action and any comments of Buyer thereto (including with respect to the implementation thereof) with the Seller Representative and the Seller Representative, the Sellers and Principals shall reasonably consider any comments of Buyer in good faith in connection with the proposed Pricing Action. Further, the Parties shall reasonably cooperate with respect to any Pricing Actions and the implementation thereof in Buyer’s operation of the Business and Purchased Assets after Closing.
Section 6.11Co-Investment. Buyer hereby acknowledges Principals desire to be presented with co-investment opportunities (the “Opportunities”) related to, and arising from, that certain Credit Agreement being entered into in conjunction herewith between certain of Buyer’s Affiliates, including Priority Finance SPV, LLC, as borrower, the lenders from time to time party thereto, and VP Capital, L.P., as administrative agent and collateral agent (as the same may be amended and restated from time to time, the “Credit Agreement”). Subject to the last sentence of this Section 6.11, for so long as there has not been a final determination in accordance Article 7 and Section 8.8(b) (by mutual written agreement of Buyer and the Seller Representative, such agreement not to be unreasonably withheld, or a final, non-appealable judgment of a court with jurisdiction under Section 8.8) that any Seller or Principal has breached any of its obligations in Section 6.2 of this Agreement, then following the Closing and ending on the five-year anniversary of the Closing (the “Participation ROFR Period”), Principals hereby shall have a right of first refusal to participate in any Opportunities contemplated by Buyer or its Affiliates whereby, in the event Buyer or any of its Affiliates intends to enter into an Opportunity during the Participation ROFR Period, Buyer shall promptly give written notice (the “Offer Notice”) to the Seller Representative of the material terms and conditions of each such Opportunity, including the price or financing amount, as applicable and the other terms applicable and, in the Offer Notice, include the right of first refusal contemplated hereby such that the Principals may collectively elect to accept and agree to participate in the Opportunity set forth in the Offer Notice (provided that the Principals participation shall be on substantially the same (or no less favorable in any material respect) terms and conditions as applicable to Buyer or its applicable Affiliates with respect to such Opportunity; provided, however, that the collective participation of the Principals shall not exceed 15% of the aggregate consideration to be collectively paid by Buyer and its Affiliates in respect of such Opportunity. If the Seller Representative desires to exercise the Principals right of first refusal under this Section 6.11, the Seller Representative will give written notice to Buyer within 15 Business Days of receipt of the Offer Notice and such election, transaction and participation shall be deemed consented to in writing by Buyer and not in violation of any other terms of this Agreement. The failure by the Seller Representative to notify Buyer within such time period of its exercise of its rights hereunder shall be deemed a waiver of such right. Any material changes in the terms of any such Opportunity (or underlying acquisition or investment transactions) as well as any subsequent Opportunities during the Participation Period shall require full compliance by Buyer with the procedures in this Section 6.11. Notwithstanding anything in this Section 6.11 to the contrary, any Opportunity and the Buyer’s obligations, and the Principals rights, under this Section 6.11 (a) shall not conflict with Parent or any of its Affiliates’ ability to de-consolidate the residual financing legal entity from the standpoint of U.S. generally accepted accounting principles, (b) shall be subject to any required lender consent in the Credit Agreement and (c) be permitted co-investors for purposes of the Credit Agreement.
Article 7
INDEMNIFICATION
Section 7.1Survival. All representations, warranties, covenants, obligations, and agreements in this Agreement, and the right to commence any claim with respect thereto, will survive the Closing and the consummation of the Transactions and continue in full force and effect for the time periods set forth in Section 7.4(a) and Section 7.4(b). Any written claim validly asserted and delivered to the applicable party in accordance with the terms of this Article 7 prior to the end of the applicable time periods set forth in Section 7.4(a) and Section 7.4(b) shall survive thereafter, and, solely with respect to each such validly asserted claim, the expiration of any such applicable time period will not affect the rights of the applicable Indemnified Party with respect to such claim.
Section 7.2Indemnity by Sellers and Principals. Subject to the terms and conditions of this Article 7, each of (1) the Sellers shall jointly and severally, and (2) the Principals shall, severally in accordance with its respective Ownership Percentage, indemnify and hold harmless Buyer and its members, managers, officers, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses asserted against, resulting to, imposed upon, or incurred or suffered by any of the Buyer Indemnified Parties based upon, arising out of, or with respect to any of the following:

(a)any inaccuracy in any of the representations and warranties made by any Seller or Principal in this Agreement or the Seller Transaction Documents (other than any Fundamental Representation);
(b)any inaccuracy in any of the Fundamental Representations;
(c)any breach or nonfulfillment of any covenant or agreement of any Seller or Principal in this Agreement or the Seller Transaction Documents;
(d)any and all Taxes (including all associated penalties, additions to tax, and interest) relating to the Business or Purchased Assets for all taxable periods ending before the Closing Date and any Taxes of Sellers other than those for which Buyer is responsible pursuant to this Agreement;
(e)the Excluded Liabilities;
(f)any Outstanding Transaction Expenses or Closing Indebtedness;
(g)any other Liability arising out of the ownership and operation of the Business or the Purchased Assets at or prior to the Closing; or
(h)any Proceeding pending against any Seller (or any Principal as it relates to the Business) or otherwise related to the Business as of the Closing, including those Proceedings set forth on Section 4.9 to the Seller Disclosure Letter (any such matters pursuant to this Section 7.2(h), together with matters set forth on Annex B, the “Existing Matters”).
(i)any of the matters set forth on Annex B.
Section 7.3Indemnity by Buyer. Subject to the terms and conditions of this Article 7, Buyer shall indemnify and hold harmless Sellers, Principals, and their respective managers, officers, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses asserted against, resulting to, imposed upon, or incurred or suffered by any of the Seller Indemnified Parties based upon, arising out of, or with respect to any of the following:
(a)any inaccuracy in any of the representations or warranties made by Buyer or any of its Affiliates in this Agreement or the Buyer Transaction Documents;
(b)any breach or nonfulfillment of any covenants or agreements of Buyer or any of its Affiliates in this Agreement or the Buyer Transaction Documents; or
(c)the Assumed Liabilities.
Section 7.4Limitations on Losses. Notwithstanding anything herein to the contrary:
(a)Neither any Seller nor any Principal will have any Liability under Section 7.2(a) unless, on or before the 15-month anniversary of the Closing Date, Buyer notifies Seller Representative in writing of a claim or potential claim with respect thereto, specifying in reasonable detail the factual basis of such claim or potential claim in reasonable detail, including the amount (or reasonable estimate) of applicable Losses to the extent then known or reasonably ascertainable by Buyer. Neither any Seller nor any Principal will have any Liability under Section 7.2(c) unless, on or before the date that is 60 days after the expiration of the applicable statute of limitations (including any extensions or waivers thereof), Buyer notifies Seller Representative in writing of a claim or potential claim with respect thereto, specifying in reasonable detail the factual basis of such claim or potential claim in reasonable detail, including the amount (or reasonable estimate) of applicable Losses to the extent then known or reasonably ascertainable by Buyer. Neither any Seller nor any Principal will have any Liability under Section 7.2(b), Section

7.2(d), Section 7.2(e), Section 7.2(f), Section 7.2(g), Section 7.2(h), or Section 7.2(i), unless, on or before the date that is 10 years after the Closing Date, Buyer notifies Seller Representative in writing of a claim or potential claim with respect thereto, specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by Buyer including the amount (or reasonable estimate) of applicable Losses to the extent then known or reasonably ascertainable by Buyer.
(b)Buyer will have no Liability under Section 7.3(a) unless, on or before the 15-month anniversary of the Closing Date, Seller Representative notifies Buyer in writing of a claim or potential claim with respect thereto, specifying in reasonable detail the factual basis of such claim or potential claim in reasonable detail to the extent then known by any Seller or Principal, including the amount (or reasonable estimate) of applicable Losses to the extent then known or reasonably ascertainable by Seller Representative. Buyer will have no Liability under Section 7.3(b), unless, on or before the date that is 60 days after the expiration of the applicable statute of limitations (including any extensions or waivers thereof) to which the underlying Loss relates, Seller Representative notifies Buyer in writing of a claim or potential claim with respect thereto, specifying the factual basis of such claim or potential claim in reasonable detail the factual basis to the extent then known or reasonably ascertainable by Seller Representative or any Seller or Principal. Buyer will have no Liability under Section 7.3(c) unless, on or before the date that is 10 years after the Closing Date, Seller Representative notifies Buyer in writing of a claim or potential claim with respect thereto, specifying the factual basis of such claim or potential claim in reasonable detail the factual basis to the extent then known or reasonably ascertainable by Seller Representative or any Seller or Principal.
(c)Neither any Seller nor any Principal will have any Liability with respect to any claim for Losses under Section 7.2(a), unless and until the Buyer Indemnified Party has suffered an aggregate amount of Losses indemnifiable thereunder in excess of $350,000.00 (the “Deductible”), in which event the Indemnifying Party will be liable for all such Losses regardless of the Deductible.
(d)The Sellers’ and Principals’ aggregate liability, and the right to indemnification of any Buyer Indemnified Party, with respect to any claim for Losses under Section 7.2(a) shall be limited to a maximum aggregate amount equal to $4,000,000 (the “Initial Cap”) and shall be satisfied in accordance with Section 7.7 and the other terms and conditions of this Article 7. The Sellers’ and Principals’ aggregate liability with respect to any claim for Losses under Section 7.2 (inclusive of indemnifiable Losses under Section 7.2(a) subject to the Initial Cap), and Buyer’s liability with respect to any claim for Losses under Section 7.3, shall, in each case, be limited to a maximum aggregate amount equal to the Purchase Price payable by Buyer hereunder (the “Ultimate Cap”) and shall be satisfied in accordance with Section 7.7 and the other terms and conditions of this Article 7.
(e)No Indemnifying Party will be liable to any Indemnified Party under this Article 7 for punitive damages, unless punitive damages are actually awarded and paid or payable with respect to a Third-Party Claim.
(f)Notwithstanding anything contained in this Agreement to the contrary, none of the limitations on liability set forth in this Section 7.4 (including any survival period, the Deductible, the Initial Cap, and the Ultimate Cap) will apply with respect to claims by a Party against another Party based on fraud of such Party in respect of representations and warranties, covenants or any other agreements made under this Agreement.
Section 7.5Other Guidelines. The following provisions will apply to any claim for Losses under this Article 7 notwithstanding any other provision of this Agreement to the contrary:
(a)For the purposes of determining Losses with respect to any breach of a representation or warranty made by any Party hereunder, but not for purposes of determining the existence of any such breach, each such representation and warranty will be deemed made without any qualifications or limitations regarding materiality and, without limiting the foregoing, the word “material,” “materially,” and words of similar import will be deemed deleted from any such representation or warranty.
(b)The Parties intend for each representation, warranty, covenant, obligation, and agreement contained in this Agreement to have independent significance. If any inaccuracy exists in, or any Party has breached, any representation, warranty, covenant, obligation, or agreement contained in this Agreement in any respect, the fact that there exists another representation, warrant, covenant, agreement, or obligation relating to the same subject matter (regardless of the relative levels of specificity) that is accurate or such Party has not breached will not detract from or mitigate the fact that an inaccuracy exists in, or such Party is in breach of, such first representation, warranty, covenant, obligation, or agreement; provided, however, for the avoidance of doubt there shall be no double recovery hereunder by any Indemnified Parties against any Indemnifying Parties in respect of the same Loss.
(c)No Principal shall be required to provide indemnification under Section 7.2 for a breach of another Principal’s covenants in Section 6.2 or Section 6.3 of this Agreement;
(d)Buyer shall (and shall cause its Affiliates associated with the Business to) comply with its common-law duty to mitigate Losses of any Buyer Indemnified Party upon and after becoming aware of any Losses that are indemnifiable hereunder; provided, however, that no Indemnified Party shall be required to institute or maintain litigation, arbitration or other proceedings against any third party; and
(e)In calculating the amount of any recoverable Losses, the proceeds actually received by any Buyer Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of the costs of recovery and increased premiums directly related thereto, shall be deducted.
Section 7.6Claim Procedures.
(a)If any Indemnified Party receives notice of the assertion or commencement of any Action or other notice made or brought by or on behalf of any Person who is not a Party or an Affiliate of a Party (each a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, then such Indemnified Party shall give the Indemnifying Party prompt written notice of such Third-Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of the Indemnifying Party’s indemnification obligations, except to the extent the Indemnifying Party actually suffers prejudice in its ability to defend such claim. Such notice by the Indemnified Party must describe the Third-Party Claim in reasonable detail and must indicate the estimated amount of the Losses that have been or could be sustained by the Indemnified Party (or a statement to the effect that the estimated amount of such Losses is not reasonably ascertainable). The Indemnified Party shall provide the Indemnifying Party with such other information with respect thereto as the Indemnifying Party may reasonably request, and allow the Indemnifying Party and its professional advisors (at the sole cost and expense of the Indemnifying Party) to investigate the matter or circumstance alleged to give rise to the Third-Party Claim and whether and to what extent any amount is payable in respect of the claim.
(b)Except as otherwise provided in this Section 7.6(b), the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within 30 days after being notified of a Third-Party Claim by the Indemnified Party in accordance with Section 7.6(a) and unconditionally acknowledging and accepting in writing the Indemnifying Party’s indemnification obligations to the Indemnified Party with respect to such Third-Party Claim, to assume the defense of such Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (such counsel must be reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of such Third-Party Claim in accordance with the immediately preceding sentence, then the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by the Indemnified Party (at the sole expense of the Indemnified Party) subject to the Indemnifying Party’s right to control the defense thereof and, in any event, the Indemnifying Party shall keep the Indemnified Party fully apprised as to the status of such defense. If the Indemnifying Party assumes the control of the defense of the applicable Third-Party Claim (other than any Third-Party Claim based on the Existing Matters) in accordance with this Section 7.6(b), the Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed); provided, however, that notwithstanding the foregoing if the Indemnifying Party assumes the defense of any Third-Party Claim (other than any Third-Party Claim based on the Existing Matters and subject to Section 7.6(e) below), the Indemnified Party shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, and which releases the Indemnified Party in connection with such Third-Party Claim, provided further that such settlement, compromise or discharge (i) does not impose any equitable remedies or obligations on the Indemnified Party that materially impacts the continued operation of its business, and (ii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party.
(c)The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party to the extent in the Indemnified Party’s possession or control (with the reasonable out of pocket costs therefor to be paid by the Indemnifying Party). Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding anything contained herein to the contrary, and except with respect to any Third-Party Claim an Indemnifying Party has elected to control the defense of in accordance with Section 7.6(b) or Section 7.6(e), if the Indemnifying Party disputes or rejects any of the Indemnifying Party’s indemnification obligations hereunder asserted by the Indemnified Party with respect to such Third-Party Claim, then such disputes and the right to indemnification hereunder shall be finally determined only by mutual written agreement of Buyer and the Seller Representative or a final, non-appealable judgment of a court with jurisdiction under Section 8.8.
(d)Notwithstanding anything in this Agreement to the contrary, including Section 7.6(b), the Parties hereto agree that the Sellers and Principals, as potential Indemnifying Parties, (i) will be entitled to continue the control of the defense and prosecution of the Existing Matters following Closing in accordance with this Section 7.6(e) below, even if any such Existing Matters evolve into a Third-Party Claim, and (ii) will not be entitled to assume and control the defense of any other Third-Party Claim without the consent of Buyer if (1) the claim for indemnification is based upon, arises out of, is with respect to, or is by reason of any criminal Action, (2) the relief sought in connection with the Third-Party Claim is not solely monetary damages, (3) in the opinion of counsel to the Indemnified Party, the Indemnified Party has additional defenses not otherwise available to the Indemnifying Party or there is a conflict of interest with respect to the Third-Party Claim between the Indemnified Party and the Indemnifying Party, or (4) the amount of Losses with respect to the Third-Party Claim could reasonably exceed the Initial Cap (as determined by the Indemnified Party in good faith).
(e)Provided that the Sellers has unconditionally acknowledged and accepted in writing their indemnification obligations to the Indemnified Party with respect to any Existing Matters in accordance with Section 7.6(b), then, following the Closing, with respect to such Existing Matters, the Parties hereby agree that the Sellers shall control the defense and prosecution thereof, even if any such matters become a Third-Party Claim.
(f)Any claim by an Indemnified Party on account of Losses that do not result from a Third-Party Claim (a “Direct Claim”) must be asserted by the Indemnified Party promptly delivering a written notice to the Indemnifying Parties with respect thereto. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of the Indemnifying Party’s indemnification obligations, except to the extent the Indemnifying Party actually suffers prejudice in its ability to defend such claim. Such notice by the Indemnified Party must describe the Direct Claim in reasonable detail and must indicate the estimated amount of the Losses that have been or could be sustained by the Indemnified Party (or a statement to the effect that the estimated amount of such Losses is not reasonably practicable). The Indemnifying Party will have 60 days after delivery of the applicable Claim Notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 60-day period, then the Indemnifying Party will be deemed to have rejected such Direct Claim in all respects, in which case the Indemnified Party will be entitled to pursue such remedies as are available to the Indemnified Party on the terms and subject to the provisions of this Agreement. During such 60-day period, the Indemnified Party shall provide the Indemnifying Party with such other information with respect thereto as the Indemnifying Party may reasonably request, and allow the Indemnifying Party and its professional advisors (at the sole cost and expense of the Indemnifying Party) to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. If the Indemnifying Party responds to the Indemnified Party within such 60-day period and disputes or rejects any of the Indemnifying Party’s indemnification obligations asserted with respect to the notice of the Direct Claim, then such disputes and the right to indemnification hereunder shall be finally determined only by mutual written agreement of Buyer and the Seller Representative or a final, non-appealable judgment of a court with jurisdiction under Section 8.8.
Section 7.7Payment of Claims.
(a)Any Losses finally determined to be payable to a Buyer Indemnified Party pursuant to this Article 7 will be satisfied by payment in cash of immediately available funds no later than five Business Days after such final determination and resolution of the applicable claim for indemnification (a) first, by release of the amount of such Losses from the Indemnity Escrow Amount (or from the Litigation Escrow Amount with respect to any Losses pursuant to Section 7.2(h) or Section 7.2(i), provided that any such Losses pursuant to Section 7.2(h) in respect of Pending Matter 3 shall first be paid from the Holdback Amount and no other claims shall be paid from or set off against the Holdback Amount) (and, where applicable, Buyer and the Seller Representative shall provide the Escrow Agent with joint written instructions for the release of such funds in accordance with the Escrow Agreement), (b) thereafter, from the Sellers on a joint and several basis and (c) thereafter, if not paid by Sellers within three Business Days of a request for such payment by a Buyer Indemnified Party (and, in all cases, within five Business Days after final determination and resolution of the applicable claim for indemnification in accordance with this Article 7), from the Principals on a several basis in accordance with their Ownership Percentages, subject to Section 7.5(c); provided, however, that notwithstanding anything contained herein to the contrary, and except with respect to any Third-Party Claim an Indemnifying Party has elected to control the defense of in accordance with Section 7.6, if the Indemnifying Party disputes or rejects any of the Indemnifying Party’s indemnification obligations or breaches asserted by the Indemnified Party hereunder, then such disputes and the right to indemnification hereunder shall be finally determined only by mutual written agreement of Buyer and the Seller Representative or a final, non-appealable judgment of a court with jurisdiction under Section 8.8. Any Losses payable to a Seller Indemnified Party pursuant to this Article 7 will be satisfied by Buyer by payment in cash of immediately available funds no later than five Business Days after final determination and resolution of the applicable claim for indemnification pursuant to this Article 7.
(b)Notwithstanding anything in this Agreement to the contrary, Buyer may set off (or hold back pending resolution of the related claim) the amount of any unresolved claim for Losses that has been finally determined to be due and payable by any Seller or Principal to any Buyer Indemnified Party in accordance with this Article 7, in each case, against amounts payable by Buyer to any Seller, Principal, or any other Seller Indemnified Party under this Agreement, including pursuant to Section 2.4; provided, that in no event shall Buyer be permitted to setoff or holdback payment of the Holdback Amount pursuant to this Section 7.7(b), which Holdback

Amount shall be held by Buyer and paid to the Seller Representative in accordance with the terms of Section 2.6. All amounts validly set off or held back in accordance with this Section 7.7(b) will be deemed paid to the applicable Seller, Principal, or other Seller Indemnified Party, and no set off or hold back effectuated in accordance with this Section 7.7(b) will constitute or be deemed to constitute a breach of any of Buyer’s obligations under this Agreement or any other Transaction Document.
Section 7.8Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law or required by a “determination” of a Governmental Authority within the meaning of Section 1313(a)(1) of the Code or any similar provision of any state, foreign or local Law.
Section 7.9Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and the Transaction Documents and the Transaction, shall be pursuant to the indemnification provisions set forth in this Article 7; provided, that, nothing in this Section 7.9 shall limit the rights (a) to seek and obtain any equitable relief to which a party may be entitled hereunder, (b) of any Buyer Indemnified Party to assert an indemnification claim against a Party based on fraud of such Party with respect to breach of representations and warranties, covenants or any other agreements made under this Agreement, (c) and obligations and remedies of the Parties, including in connection with any Disputes under Section 2.4 with respect to any potential Earnout Payment or Incentive Payment, (d) enforcement of the guaranty by PPS under Section 8.12(a), or (e) enforcement of the guaranty by any Principal Guarantors under Section 8.12(b).
Article 8
MISCELLANEOUS
Section 8.1Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all of its own fees, costs, and expenses (including attorneys’ and advisors’ fees, costs, and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the Transactions.
Section 8.2Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, between the Parties with respect to such subject matter.
Section 8.3Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will be, for that jurisdiction, ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to give effect to the original intent of the Parties as closely as possible in a mutually acceptable manner so that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 8.4Notices. Any notice or other communication required or permitted under this Agreement will be deemed made (a) upon receipt by the receiving Party if delivered in writing and served by personal delivery; (b) upon receipt by the receiving Party if delivered by email at the address set forth below, provided the notifying Party does not receive any notice of non-delivery in connection therewith; or (c) three Business Days after postage or deposit, as applicable, if delivered by certified mail, registered mail, or courier service, return-receipt requested, to the Persons and addresses indicated below:
If to Buyer, to:

Priority Payment Systems, LLC
2001 Westside Parkway, Suite 155,
Alpharetta, Georgia 30004
Attention: Brad Miller, General Counsel
Email: brad.miller@prth.com

with a copy (which will not constitute notice) to:

Maynard Nexsen PC
1901 6th Avenue North, Suite 1700
Birmingham, Alabama 35203
Attention: Michel Marcoux and Mike Evans
Email: mmarcoux@maynardnexsen.com and mevans@maynardnexsen.com

If to any Seller or Principal, to Seller Representative as follows:

John Hynes
439 Carroll Canal
Venice, CA 90291
Email: jhynes@boomcommerce.com

with a copy (which will not constitute notice) to:

Heath Steinbeck, LLP
407 N. Maple Dr., Ground Floor
Beverly Hills, California 90210
Attention: Roger R. Steinbeck
Email: rsteinbeck@heathsteinbeck.com

Each Party may change its address and contact information for notices under this Agreement by providing the other Parties with notice of such change pursuant to this Section 8.4.
Section 8.5Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, duties, or obligations under this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties; provided that Buyer may assign in whole or in part its rights and obligations pursuant to this Agreement (a) to one or more of its Affiliates, provided, that (i) no such assignment shall relieve Buyer of its obligations and liabilities hereunder and (ii) Buyer causes any such Affiliate to observe and perform in all respects its obligations hereunder, (b) in connection with a merger or consolidation involving Buyer, or in connection with a sale of substantially all of the equity or assets of Buyer or other disposition of substantially all of the Business, to an unaffiliated third-party in an arm’s length transaction in which the buyer or successor assumes all remaining obligations of Buyer hereunder and has the financial capacity to satisfy such obligations and (c) to any source of financing as collateral security for its obligation under debt financings, provided that no such assignment shall relieve Buyer of its obligations and liabilities hereunder. Any purported assignment in violation of the terms hereof will be null and void ab initio.
Section 8.6Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller Representative. Waiver of any provision of this

Agreement by any Party will only be effective if in writing and will not be construed as a waiver of any subsequent breach or failure of the same provision or a waiver of any other provision of this Agreement.
Section 8.7Counterparts; Electronic Signatures. The Parties may execute this Agreement in one or more counterparts, each of such counterparts will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Agreement by the Parties. Signatures of the Parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will be deemed original signatures for all purposes.
Section 8.8Governing Law; Venue; Waiver of Jury Trial.
(a)This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by the internal Laws of the State of Delaware, without giving effect to its conflict of law principles.
(b)Any Proceeding seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Transactions may only be brought in the courts in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with the notice provisions in Section 8.4 will be effective service of process on such Party. In the event of any assertion by a Party or Indemnified Party that another Party has breached any terms of this Agreement or is obligated to indemnify such asserting Party or Indemnified Party pursuant to Article 7, if such other Party disputes such breach or indemnification obligation, then such dispute shall be finally determined only by mutual written agreement between Buyer and the Seller Representative or a final, non-appealable judgment of a court with jurisdiction under this Section 8.8.
(c)EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (I) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.
Section 8.9Specific Performance. Each Party acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each of the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity, as a remedy for any such breach or threatened breach. Each Party further agrees that no Party or any other Person will be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
Section 8.10Rules of Construction.
(a)Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Annex, or Exhibit, mean an Article or Section of, or Annex or Exhibit to, this Agreement, unless another agreement is specified; (ii) the word “including” will be construed as “including, without limitation”; (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (iv) words in the singular or plural form include the plural and singular form, respectively; (v) pronouns will be deemed to refer to the masculine, feminine, or neuter, as the identity of the Person or Persons requires; (vi) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property; (vii) references to a particular Person include such Person’s successors and permitted assigns; (viii) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified as of the date of this Agreement; (ix) references to a particular agreement, document, instrument, or certificate mean such agreement, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof; and (x) references to “Dollars” or “$” are references to United States Dollars; (xi) references to “written” or “in writing” include electronic form; (xii) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days; and (xiii) the words “shall” and “will” have the same meaning.
(b)The headings of Articles, Sections, Annexes, and Exhibits of this Agreement and the Seller Disclosure Letter are provided for convenience only and will not affect the construction or interpretation of this Agreement. The Annexes and Exhibits hereto, along with the Seller Disclosure Letter, are incorporated into this Agreement as if fully set forth herein.
(c)The Seller Disclosure Letter (i) is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 4, (ii) sets forth the information specifically described in certain of the representations and warranties contained in Article 4 and (iii) sets forth exceptions or qualifications to the representations and warranties contained in Article 4. Unless otherwise expressly specified, (1) any disclosure included in any section or subsection of the Seller Disclosure Letter expressly referenced in this Agreement shall modify such corresponding section or subsection of Article 4, and (2) no disclosure made in any particular section or subsection of the Seller Disclosure Letter shall be deemed made in any other section or subsection of the Seller Disclosure Letter (except, in each case, to the extent the applicability of such disclosure to the other section or subsection of the Seller Disclosure Letter is reasonably apparent on the face of such disclosure or there is an express cross reference made in such other section or subsection of the Seller Disclosure Letter to the applicable disclosure in such particular section or subsection of the Seller Disclosure Letter).
(d)The information included in the Seller Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information included in the Seller Disclosure Letter will be deemed an admission by any Seller or Principal to any Person of any matter, including with respect to any violation of Law or breach of any agreement. No Party may use the fact of the inclusion of any information in the Seller Disclosure Letter in any disagreement, dispute, or controversy between the Parties to show that any such information is or is not material.

(e)When reference is made herein to information or documents that have been “delivered”, “provided”, or “made available” to Buyer, it means that such information or documents were contained in the virtual data room established for the Transactions at least two Business Days prior to the Closing Date.
(f)If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act will be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.
(g)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(h)The preamble and recitals to this Agreement are incorporated into this Section 8.10(h) as if fully set forth herein.
(i)Capitalized terms used but not otherwise defined herein have the meanings set forth on Exhibit A.
Section 8.11Seller Representative Matters.
(a)Each Seller and Principal hereby irrevocably appoints Seller Representative as the sole agent and attorney-in-fact of such Seller and Principal to act on behalf of such Seller or Principal regarding any matter relating to or arising under the Transaction Documents and the Transactions, including for the purposes of: (i) taking any action on behalf of such Seller or Principal that may be necessary or desirable, as determined by Seller Representative in its sole discretion, in connection with enforcing or protecting rights (including assertion, investigation or defense of claims) of Sellers or Principals, negotiating or entering into settlements, resolutions, and compromises with respect to any terms of the Transaction Documents or the Transactions (including the adjustments or payments contemplated by Section 2.4); (ii) accepting notices on behalf of such Seller or Principal in accordance with Section 8.4; (iii) executing and delivering, on behalf of such Seller or Principal, any notices, documents, or certificates to be executed by such Seller or Principal in connection with any Transaction Document and the Transactions; (iv) executing and delivering, on behalf of such Seller or Principal, any amendment or waiver under this Agreement; and (v) granting any consent or approval on behalf of such Seller or Principal under any Transaction Document. As the representative of each Seller and Principal under each Transaction Document, the Seller Representative will act as the agent for such Seller and Principal with the authority to bind such Seller and Principal in accordance with each Transaction Document.
(b)Buyer may rely upon all decisions, communications, or writings made, given, or executed by the Seller Representative in connection with any Transaction Document and the Transactions. Any action taken or decisions, communications, or writings made, given, or executed by the Seller Representative for or on behalf of any Seller or Principal will be deemed an action taken or decision, communication, or writing made, given, or executed by such Seller or Principal. Any notice or communication delivered by Buyer to the Seller Representative will be deemed to have been delivered to the Seller Representative, each Seller, and each Principal.
(c)Except for fraud, criminal activity, or gross negligence committed by the Seller Representative, the Seller Representative will have no Liability to any Seller or Principal under any

Transaction Document for any act or omission by the Seller Representative on behalf of such Seller or Principal. Buyer will not be liable for any Losses to any Person, including any Seller or Principal, for any act, omission, decision, communication, or writings of the Seller Representative or for any act or omission of any other Person taken in reliance upon the acts, omissions, decisions, communications, or writings of the Seller Representative. Each Seller and Principal, jointly and severally, will indemnify the Seller Representative from and against any and all Liability incurred on the part of the Seller Representative and arising out of or in connection with its duties as the Seller Representative or the exercise or non-exercise of its approval rights, as the case may be, including the reasonable costs and expenses incurred by the Seller Representative in defending against any claim or Liability in connection herewith, and the Seller Representative’s actual out-of-pocket expenses incurred in performing the duties hereunder, so long as such performance of the duties or exercise or non-exercise of the approval rights did not involve the Seller Representative’s fraud, criminal activity or gross negligence and was not contrary to the provisions of this Section 8.11. Notwithstanding the foregoing in this Section 8.11, Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Seller Representative pursuant to such advice shall in no event subject Seller Representative to liability to any Seller or Principal.
(d)All of the immunities and powers granted to the Seller Representative under this Agreement will survive the Closing or any termination of any Transaction Document. The grant of authority provided herein is coupled with an interest, irrevocable, and will survive the death, incompetency, bankruptcy, dissolution, winding up, or liquidation of any Seller or Principal.
(e)If the Seller Representative is unable to perform the duties hereunder or resigns from such position, Sellers and Principals shall promptly appoint a replacement representative. Such appointment will be effective upon at least three Business Days’ prior written notice to Buyer and, thereafter, the replacement Seller Representative will be deemed the Seller Representative for all purposes of this Agreement.
Section 8.12PPS Guaranty; Principal Guarantor Guaranty; No Third Party Liability.
(a)PPS hereby absolutely, irrevocably and unconditionally guarantees to the Sellers and Principals the complete, due and punctual payment and performance of all of Buyer’s obligations under this Agreement, including with respect to the payments, if any, that may come due for Buyer pursuant to Article 2 (including the Equity Consideration, Earnout Payments and any Incentive Payments) and the indemnification obligations of Buyer pursuant to Article 7, in each case as and when due (such obligations, collectively, the “Guaranteed Obligations”). The guarantee described in the preceding sentence may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on PPS and its successors and assigns until the Guaranteed Obligations have been satisfied in full or there is no longer the possibility of such Guaranteed Obligations arising under this Agreement.
(b)each Principal Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Buyer the complete, due and punctual payment and performance of all of the Sellers’ and Principals’ obligations under this Agreement with respect to the payments, if any, that may come due for any Sellers or Principals pursuant to the indemnification obligations of the Sellers and Principals pursuant Article 7 arising from any Losses that result from: (i) the Principal Guarantor Transfers (1) not being completed in the manner described in the recitals of this Agreement or (2) being completed in a manner that causes any of the Sellers or Principals representations and warranties set forth in this

Agreement (e.g., those representations and warranties set forth in Section 4.4, Section 4.5 or Section 4.6) to be false or otherwise breached; or (ii) any failure by any Principal Guarantor to comply with its obligations in the following sentence. Each Principal Guarantor hereby agrees and covenants to comply with the obligations of Sellers and Principals set forth in Section 6.9(b) and Section 6.9(c) mutatis mutandis as if such Principal Guarantor was a Seller and Principal for purposes thereof.
(c)Notwithstanding anything in this Agreement to the contrary, but subject to Section 2.4(k), all claims or causes of action (whether in contract, in tort, in equity, or otherwise) that could be based upon, arise out of, or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution, or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made) or the Transactions, and any remedies in respect thereof, may only be made or pursued (i) by or against the Persons who are expressly identified as parties hereto or thereto, as applicable and (ii) against Sellers or Principals by the express third party beneficiaries to Section 2.4(k) as provided therein.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the date first set forth above.
BUYER

Priority Boom, LLC

By:
Name:    Thomas C. Priore
Title:    Authorized Person

        Signature Page to Asset Purchase Agreement

Solely with respect to Section 8.12(a), agreed to by:

PPS

Priority Payment Systems, LLC

By:
Name:    Thomas C. Priore
Title:    Authorized Person
        Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first set forth above.

SELLERS

Eventus Holdings, LLC

By:
Name:
Title:

Riverside Management, LLC

By:
Name:
Title:

National Payment Systems, LLC

By:
Name:
Title:

        Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first set forth above.

PRINCIPALS

Sabin Burrell

John Hynes

SELLER REPRESENTATIVE

John Hynes

        Signature Page to Asset Purchase Agreement

Solely with respect to Section 8.12(b), agreed to by:

PRINCIPAL GUARANTORS

Envisage Holdings, LLC

By:
Name:
Title:

CDM Holding Group, LLC

By:
Name:
Title:

BSquare Holdings, LLC

By:
Name:
Title:

Black Dog Management LLC

By:
Name:
Title:

        Signature Page to Asset Purchase Agreement

        Signature Page to Asset Purchase Agreement

Exhibit A
Defined Terms
“Acquired Portfolio” means all Merchants, Residuals, revenues and other rights of Sellers acquired or otherwise transferred from any third parties, including, as applicable, any Principal Entities, arising before or after Closing and whether structured as purchases, portfolio-based loans, portfolio-based loans with options to purchase or otherwise, excluding all such portfolios that are Excluded Assets listed or described in Section 1.3(k) of the Seller Disclosure Letter (such portfolios, the “Excluded Portfolios”).
“Affiliate” with respect to any specified Person, means any Person that controls, is controlled by, or is under common control with, directly or indirectly, such specified Person, and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“AI Development Tools” means both (a) third party AI Technology and (b) third party services that utilize AI Technologies, in each case, to generate content or output (including data, text, pictures, images, art, sounds, videos, Software, code, designs, specifications, and other content) based upon a prompt or other input, including ChatGPT, Co-Pilot, and other similar generative AI tools and services, whether publicly or privately available.
“AI Technology” means any technology in the deep learning, machine learning, natural language processing (or large language models), or other artificial intelligence fields, including any technology that involves the use of software algorithms, neural networks, or models to analyze input data, learn from that data, and then make decisions or predictions based on that learning.
“Amended Schedule A” means the amended cost structure that shall apply after Closing to the Portfolio of Merchants boarded pursuant to any Processing Agreement with Buyer or any affiliate of Buyer, including, for the avoidance of doubt, any and all Merchants boarded by Sellers prior to Closing and any and all Merchants boarded into the Portfolio after Closing, a copy of which is attached hereto as Exhibit B.
“Ancillary Services Fees” means all fees received by any Seller in connection with the Business for performing the Ancillary Services for Merchants pursuant to the Merchant Agreements or other Contracts, including annual fees, merchant club fees, wireless fees and fees generated in connection with the marketing or sale of any products or services provided by Buyer or any of its Affiliates.
“Business Day” means any day other than a Saturday, a Sunday, or other day on which commercial banks in the State of Georgia are authorized or required by Law to close.
“Business Intellectual Property” means all Intellectual Property owned, used, or held for use in, or necessary to conduct, the Business, including the Owned Intellectual Property.
“Card Associations” means MasterCard International, Inc., VISA International, Inc., VISA USA, Inc., and any other card association, debit card network, or similar entity with whom any Seller or Processor has a sponsorship agreement.
        Exhibit A-1

“Chargebacks” means, collectively, any trailing chargebacks, Card Association fines or penalties, charge-offs, and merchant losses related to or arising from any Seller’s operation of the Business prior to the Closing Date.
“Closing Indebtedness” means the amount of Indebtedness of Sellers, or otherwise related to the Business, outstanding as of the Closing.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986.
“Confidential Information” means information regarding the terms of the Transactions and any information with respect to the Business that any Seller or Principal has treated as proprietary and that it does not in the Ordinary Course disclose to any Person outside of Sellers concerning the businesses and affairs of Sellers, excluding any information that (a) is in the public domain at the time of disclosure, (b) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (c) is disclosed to the recipient by a third party not in breach of an obligation of confidence, (d) was independently developed the recipient without use of or reference to Confidential Information or (d) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.
“Contract” means all contracts (written or oral), arrangements, understandings, obligations, commitments, leases, licenses, instruments, and other agreements (including any amendments and other modifications thereto) that are in effect and are legally binding.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Georgia Banking Company.
“Escrow Amount” means the Indemnity Escrow Amount plus the Litigation Escrow Amount.
“Fundamental Representations” means the representations and warranties of Sellers and Principals contained in Section 4.1 (Organization; Good Standing), Section 4.2 (Authority; Enforceability), Section 4.3(a)(i) and (iv) (No Conflicts), the first two sentences of Section 4.4(a) (Assets), Section 4.4(c) (Assets), Section 4.5 (Capitalization and Indebtedness), Section 4.14 (Taxes), Section 4.18 (Related Party Transactions) and Section 4.19 (No Brokers).
“Governmental Authority” means any agency, board, bureau, court, commission, department, instrumentality, or administration of the United States government, any state government, or any local or other governmental body in a state, territory, or possession of the United States or the District of Columbia.
“Indebtedness” with respect to any Person means (a) any indebtedness of such Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness of such Person evidenced by any note, bond, debenture, or other debt securities, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the Ordinary Course, such as loss liability arising from agreements with Subagents, referral partners and Merchants), (d) any obligations under capitalized leases with respect to which a
        Exhibit A-2

Person is liable as obligor, (e) any indebtedness secured by a Lien on a Person’s assets, (f) any distributions, loans or advances payable to any of such Person’s Affiliates, members, shareholders, or partners as of the Closing that are not paid at Closing, (g) all obligations of a Person in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit, (h) all obligations under derivative, hedging, swap, foreign exchange or similar instruments, (i) any accrued interest, prepayment penalties, and premiums on any of the foregoing, and (j) any of the foregoing of any Person for the payment of which a Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise, including guarantees of such obligations or that is secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of a Person; provided, however, that notwithstanding the foregoing, Indebtedness shall in all instances (including for clauses (a), (b) and (c) of this definition) exclude any earnout and purchase price payments related to the Acquired Portfolio that is an Assumed Liability pursuant to Section 1.4].
“Inbound Licenses” means each Contract (excluding licenses for generally commercially available Software in executable code form or any Open Source Software) pursuant to which any Seller has licensed or otherwise received rights under or with respect to any Intellectual Property owned by a third party, including covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property.
“Indemnified Party” means any of the Buyer Indemnified Parties or Seller Indemnified Parties seeking indemnification under Article 7.
“Indemnifying Party” means the Party from whom indemnification is sought by the Indemnified Party under Article 7.
“Indemnity Escrow Amount” means $2,500,000.00.
“Intellectual Property” means any of the following used in connection with the Business, if any: (a) patents and applications for patents as well as any reissues, continuations, continuations in part, divisions, revisions, extensions, or reexaminations thereof (“Patents”); (b) registered and unregistered trademarks, service marks, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks (“Trademarks”); (c) registered and unregistered copyrights and mask works, and applications for registration of either (“Copyrights”); (d) internet domain names, applications and reservations therefor, uniform resource locators, and the corresponding Internet sites (including any content and other materials accessible or displayed thereon); (e) trade secrets; and (f) intellectual property and proprietary information not otherwise listed in (a) through (e) above, including unpatented inventions, works of authorship, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, certification marks, trade dress, brand names, slogans, logos, advertising material, know-how, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type.
“Knowledge” means the actual knowledge of Principals and the knowledge that would have been acquired by such Persons after making reasonable inquiry in the matter in question (including inquiry of direct reports who are reasonably expected to have knowledge of the matter in question).
        Exhibit A-3

“Law” means any statute, law, ordinance, rule, regulation, order, code, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.
“Liability” means liability, loss, damage, cost, or expense (including reasonable attorneys’ fees), in each case, whether direct or indirect, accrued or not accrued, contingent or absolute, known or unknown, determined, determinable or otherwise, whenever or however arising.
“Liens” means all mortgages, liens (statutory or otherwise), security interests, claims, pledges, options, conditional sales contracts, assessments, levies, easements, reservations, encroachments, hypothecations, restrictions, rights-of-way, charges, rights of refusal, or similar encumbrances.
“Litigation Escrow Amount” means $3,000,000.00.
“Litigation Matters” means those matters set forth on Exhibit D.
“Losses” means all losses, obligations, deficiencies, Liabilities, actions, claims, causes of actions, damages (including, consequential, lost profit, and diminution in value damages, damages based on multiple of earnings, and similar types of damages), demands, penalties, fines, judgments, awards, Taxes, costs, expenses, and fees (including reasonable attorneys’ fees and expenses and costs of investigation or remediation).
“Merchant” means any merchant party to a Merchant Agreement or otherwise within the Portfolio.
“Merchant Agreement” means all agreements between any Seller (or any processing vendor of any Seller) and the Merchants entered into in connection with the Business.
“Open Source Software” means Software that is licensed, distributed, or conveyed as “open source software”, “free software”, “copyleft”, or under a similar licensing or distribution model.
“Order” means any order, judgment, ruling, injunction, assessment, award, decree, directive, charge, receivable, or writ, whether issued legislatively, judicially, or administratively, of any Governmental Authority.
“Ordinary Course” means the ordinary course of the Business, consistent with past practice, including with regard to nature, frequency, and magnitude, but in all events excluding any of the following by a Seller or any of its Affiliates (a) breach of Contract or warranty, (b) infringement of intellectual property, or (c) act or event creating a severance obligation, wrongful claim, or similar Liability, (d) tort), or (e) material violation of any requirement under applicable Law.
“Organic Portfolio” means all Merchants, Residuals, revenues and other rights of Sellers not included in the Acquired Portfolio, including such rights arising from the Processing Agreements, together with all such rights of Buyer (or any of its Affiliates, permitted successors or the Business) arising from the Processing Agreements and the operation of the Business and the Purchased Assets (except for the Acquired Portfolio) after Closing, and in each case excluding all such portfolios that are Excluded Assets listed or described on Section 1.3(k) of the Seller Disclosure Letter.
“Outbound License” means each Contract (excluding non-exclusive licenses to end-users that do not materially differ in substance from Sellers’ standard form of outbound license agreement, copies of which have been provided to Buyer) under which any Seller has granted, licensed, disclosed, or provided
        Exhibit A-4

any Owned Intellectual Property to third parties, including any Contracts containing covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Owned Intellectual Property or, in each case, the option to do any of the foregoing.
“Outstanding Transaction Expenses” means any fees, costs, and expenses incurred or subject to reimbursement by any Seller or Principal, in each case, in connection with the Transactions, including (a) the fees, costs, and expenses of brokers, counsel, accountants, or other advisors or service providers of any Seller or Principal; (b) payments by any Seller or Principal relating to any transaction bonus, success bonus, retention, severance, single-trigger and double-trigger change-of-control, or other similar payments made or become payable to any present or former employee, director, officer, or consultant of any Seller following the Closing, as a result of, or in connection with, in whole or in part and whether alone or in connection with any other event, the Transactions, plus such Seller’s share of applicable employment Taxes arising therefrom and any gross-up or similar payments as a result of such payments; and (c) 50% of any fees payable to the Escrow Agent under the Escrow Agreement, in each case, that are unpaid as of the Closing.
“Owned Intellectual Property” means all Intellectual Property that is owned, controlled, purported to be owned (in each case whether owned singularly or jointly with any third party), or filed by, assigned to, or held in the name of any Seller.
“Ownership Percentages” means (a) the percentage set forth opposite Burrell on Exhibit C and (b) the percentage set forth opposite Hynes on Exhibit C.
“Parent” means Priority Technology Holdings, Inc., a Delaware corporation.
“Parent Stock” means the shares of common stock, par value $0.001 per share, of Parent, of which Buyer is an indirect, wholly-owned subsidiary.
“Pending Matter 1” and “Pending Matter 2” shall have the meanings set forth on Exhibit D.
“Pending Matter 3” shall have the meaning set forth on Exhibit E.
“Permitted Liens” means (a) liens for Taxes not yet due and payable or that are being contested in good faith, (b) liens arising by operation of law securing the rights of materialmen, mechanics, vendors, carriers, workmen, repairmen, warehousemen, landlords, and like Persons, all of which are for amounts not yet due and payable, or that are being contested in good faith, (c) security interests created in favor of Sponsor Banks and payment processors in the Ordinary Course or (d) any Liens created by the express terms of this Agreement or any Transaction Documents or any Assumed Contract.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, non-business organization, labor union or Governmental Authority.
“Personal Information” means information, in any form, that could be used (alone or in combination with other information) to directly or indirectly identify, contact or track an individual, including information covered by any Laws relating to the security, privacy, or processing of personal information in any form.
“Portfolio” means the Organic Portfolio and Acquired Portfolio, collectively.
        Exhibit A-5

“Privacy Laws/Policies” means Laws, terms of use (or other contractual commitments or obligations), rules, regulations, guidelines, procedures, or policies (including those of any Seller) related to privacy, data protection, data security, or the collection, storage, handling, disclosure, transfer, or use of Personal Information collected, stored, used, or held for use by or on behalf of any Seller.
“Proceeding” means any legal proceeding, lawsuit, litigation, action commenced, conducted, or pending before any Governmental Authority.
“Processing Agreements” means all agreements between any Seller and the Processors, and between any Seller and Sponsor Banks (and which may include Processor as a party) entered into in connection with the Business.
“Revenue Agreements” means, collectively, Processing Agreements, Merchant Agreements, Subagent Relationships, Contracts between any Seller (or any Principal as it relates to the Business) with referral partners, and other Contractors relating to Sellers’ revenue.
“Rules” means the rules, bylaws, regulations, decrees, and requirements that are promulgated by the Card Associations, any debit network, and the National Automated Clearing House Association (“NACHA”) (including Payment Card Industry Data Security Standards, Visa’s Cardholder Information Security program, MasterCard’s Site Data Protection program, Discover Network’s Debit and Prepaid Operating Regulations, and the NACHA Rules), and any applicable federal, state and local government, department or agency having jurisdiction over the activities of a Sponsor Bank, including those of the Federal Trade Commission and to which any Seller is subject.
“Seller Disclosure Letter” means that certain letter to Buyer, dated as of the Closing Date, duly delivered by Sellers and Principals setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by Sellers and Principals either in response to an express disclosure requirement contained in this Agreement or as an exception or qualification to one or more of the representations, warranties, obligations, or agreements in this Agreement, in each case in accordance with Section 8.10.
“Sponsor Bank” means a federal or state-chartered bank that is a member of the Card Associations and that has an agreement with any Seller, directly or indirectly, pursuant to which such bank sponsors such Seller’s payment processing activities pursuant to the Rules.
“Subagent Relationships” means all of the Contracts entered into by any Seller with Subagents in connection with the operation of the Business.
“Tax” means any (a) federal, state, local or non-U.S. taxes, assessments, duties or similar charges in the nature of a tax, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, imputed underpayment, environmental, natural resources, customs, duties, social security, unemployment, disability, payroll, license, withholding sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and (b) any liability with respect to any items described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, United States Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.
        Exhibit A-6

“Tax Return” means all federal, state, provincial, local, provincial, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax return relating to Taxes.
“Transaction Documents” means, collectively, the Seller Transaction Documents and the Buyer Transaction Documents.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law.
        Exhibit A-7